UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

TIER I OFFERING

REGULATION A OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

BFFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	8111	83-4661687
(State or other jurisdiction of incorporation or organization)	(Primary Standard Classification Code)	(I.R.S. Employer Identification No.)

Room 4980, 304 S. Jones Blvd, Las Vegas NV 89107

(The address for our corporate agent of service: 16192 Coastal Highway, Lewes, Delaware 19958)

(302)490-5800

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Copies to

Haoquan Addison Lin,

Chief Financial Officer, Deputy CEO,

Director and Secretary

(Name, address, including zip code, and telephone number, including area code, of agent for service)

BFFI GROUP INC.

Common Stock

BFFI GROUP INC. is offering 20,000,000 shares of its common stock, and the selling shareholders identified in the prospectus are offering           shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering, and no public markets currently exist for our common stock. We anticipated the price of offering between $1 per shares.

This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the "Termination Date"). The minimum purchase requirement per investor is 5,000 Offered Shares ($5,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

Investing in our common stock involves risk. Please see “Risk Factors” beginning on page 8.

	Per share	Total
Initial Public Offering Price	1	20,000,000
Underwriting discounts and commissions	0.15	3,000,000
Proceeds	0.85	17,000,000

See “Underwriters” for a description of the compensation payable to the underwriters. We have granted the underwriters the right to purchase up to an additional shares of common stock from us solely to cover over-allotments, if any.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on 2020.

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Table of contents

GLOSSARY
PROSPECTUS SUMMRAY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENT
USE OF PROCEEDS
DIVIDEND POLICY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIP AND RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF SECURITIES
SELLING RESTRICTIONS
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S.
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Neither we, the selling stockholders, nor any of the underwriters have authorized anyone to provide you with any information other than the information contained in this prospectus or in any free writing prospectuses we have prepared. Neither we, the selling stockholders, nor the underwriters take responsibility for, and provide no assurance about the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus applicable to those jurisdictions.

Through and including May 2020, all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

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GLOSSARY

Key Terms of Our Business

Blockchain. Blockchain technology is a technical solution that does not rely on third parties to store, verify and communicate network data through its own distributed nodes.

Blockchain has the following five characteristics:

The first is decentralization. Blockchain technology does not rely on additional third-party management organizations or hardware facilities. There is no central control. In addition to the self-contained blockchain itself, through distributed accounting and storage, each node implements information self-verification, delivery, and management. Decentralization is the most prominent and essential feature of the blockchain.

The second is openness. The blockchain technology foundation is open source. In addition to the private information of the parties to the transaction being encrypted, the blockchain data is open to everyone. Anyone can query the blockchain data and develop related applications through the public interface, so the whole System information is highly transparent.

The third is independence. Based on consensus specifications and protocols (similar to various mathematical algorithms such as the hash algorithm used by Bitcoin), the entire blockchain system does not depend on other third parties, and all nodes can automatically and securely verify and exchange data within the system. Any artificial intervention.

The fourth is security. As long as you can't control 51% of all data nodes, you can't manipulate and modify network data. This makes the blockchain itself relatively safe and avoids subjective human data changes.

The fifth is anonymity. Unless there is legal requirements, technically, the identity information of each block node does not need to be disclosed or verified, and information transmission can be performed anonymously.

Cryptocurrency. A cryptocurrency (or crypto currency) is a digital asset designed to work as a medium of exchange that uses strong cryptography to secure financial transactions, control the creation of additional units, and verify the transfer of assets. Cryptocurrencies use decentralized control as opposed to centralized digital currency and central banking systems.

Ethereum. Ethereum is an open source, public, blockchain-based distributed computing platform and operating system featuring smart contract (scripting) functionality.

ERC-20. ERC-20 is a technical standard used for smart contracts on the Ethereum blockchain for implementing tokens.

STO (Securities Token Offering). STO is a blockchain enterprise that raises funds by issuing tokens as other stocks such as shares/bonds, subject to the Securities Act.

Token Investors. Token investors are a kind of people investing in blockchain area, including currency tokens and securities tokens.

Tokens Dealers. Token Dealers are Broker-Dealers who specialize in blockchain securities, and they participate in the sale and underwriting of securities tokens by obtaining legally required qualifications.

Tokens Compliance. Token compliance is a key process for its legitimate marketing. If it is a utility token or a commodity token, it needs to pass the Howe test; if it is a security token, it needs to report to the SEC, otherwise it is illegal.

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Cryptocurrency Exchange Platform. Cryptocurrency Exchange Platform is a commercial system used for buying and sale cryptocurrencies publicly.

STO Platform. STO Platform is a fund-raising system for securities tokens sale publicly. Most of them are Crowdfunding Portal registered in SEC and Finra.

Tokens Market Maker. The market maker means that in the token securities market, a securities institution with certain strength and reputation as a franchise dealer continuously reports the purchase price of certain securities to the public investors, and accepts the public at that price. Investors' trading requirements are based on their own funds, securities and investors trading securities. Through this continuous trading, market makers maintain market liquidity and meet the investment needs of public investors. The market maker compensates the cost of the service provided by the appropriate difference in the price of the purchase and sale, and realizes a certain profit. The original intention of implementing the market maker system is generally to improve the efficiency, stability and liquidity of securities transactions.

Bitcoin Mining

The Bitcoin system generates a random code upstream of the system. All computers on the Internet can look for this code. Whoever finds this code will generate a blockchain and get a bitcoin.

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PROSPECTUS SUMMRAY

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the "Risk Factors" section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Company Information

BFFI GROUP INC. (“BFFI” or the “Company”) was founded based on BF-FI (Block-Fund Financial Institution) by Oliver Chan and Addison Lin, our founders and directors, and was incorporated as a C corporation under the laws of the State of Delaware in May 2019.  The Company's primary focus is on developing legal services for international financial business service such as

Licensing and compliance business

STO Consulting and Legal Services

Anti-Money Laundering Service

Our services are based primarily on global financial regulations and related regulations related to digital currency transactions. Up to now, based on the rapid growth of the cryptocurrency market, there are more and more emerging companies involved in the issuance of registered securities. Compliance with cryptocurrency is a significant part of our business.

In the cryptocurrency market, we mainly focus on the compliance of STO (Securities Token Offering) and cryptocurrency trading platforms.

Our STO consulting and distribution services are based on

Regulation A - Conditional Small Issues Exemption (§§ 230.251 - 230.300-230.346)

Regulation S - Rules Governing Offers and Sales Made Outside the United States Without Registration Under the Securities Act of 1933

Regulation Crowdfunding [17 CFR Part 227]

For details, please refer to https://www.sec.gov/divisions/corpfin/ecfrlinks.shtml

Our cryptocurrency trading platform compliance is based on

31 CFR Part 1022 - RULES FOR MONEY SERVICES BUSINESSES

At the same time, we provide US companies with legal advice on initial public offerings and listings in the United States.

The main uncertainty is whether regulators will attempt to impose new legal constraints on cryptocurrency market regulation at any time. This is unpredictable by our company.

The Company, sometimes referred to herein as "we," "us,” “our," and the "Company" and/or "BFFI GROUP INC." was incorporated on May 3th 2019 under the laws of the State of Delaware. Our fiscal year-end date is December 31.

Our mailing address is company@bf-fi.pro

Our telephone number is +1 302 490 5800 or +852 91 671 252

Our website is www.bf-fi.pro and our email address is company@bf-fi.pro

Our Market Area

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Our primary market consists of United States, China, Southeast Asia and Europe. Approximately 50% of projected client are located within the US. These markets are well defined with entrenched sector leaders offering the larger market well-diversified financial offerings, while the market for middle market services continue to expand.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and provide us with the necessary foundation to successfully execute on our business strategy.

BFFI GROUP INC and its business units are uniquely positioned in attractive and evolving financial sectors. Our differentiated business model is focused on client relationships and client experience. While we pride ourselves on our excellent service, investment products, and management structure when combined allow us to extend a wide range of products and provide differentiated execution models designed to exceed client expectations.

Our service focus is to know our clients when possible, acknowledge their importance, and take responsibility for personally answering their inquiries. All staff members, from executive management to front line representatives, will continue to be versed in our product and service offerings and are trained to be able to make recommendations or referrals in the interests of our clients.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

Channels for Disclosure of Information

Investors and other stakeholders should note that we use social media to communicate with the public about our company, our services, new product developments and other matters. Any information that we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov, and may also be disseminated using our investor relations website, which can be found at http://www.bf-fi.pro, and press releases. However, we encourage investors, the media and others interested in our company to also review our social media channels.

We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

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THE OFFERING

Common Stock Offered in this Offering	Number of shares offered: 20,000,000 Offering price: 1.00 USD
Maximum Offering Amount	20,000,000 USD
Minimum Number of Shares to be Sold in this Offering	5,000 Offered Shares ($5,000)
Voting Rights	Holders of our common stock are entitled to one vote for each share of common stock held.
No Symbol for Common Stock	There is no trading market for our Common Stock.
Use of Proceeds

If we sell all of the shares being offered, our net proceeds (after our estimated offering expemse) will be $17,000,000. We will use these net proceeds for working capital and other general corporate purposes.

Dividend Policy

We have no current plans to pay dividends on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings, liquidity and capital requirements.

Risk Factors	Investing in our Common Stock involves a high degree of risk, See “Risk Factors”

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before making a decision to invest in our common stock. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations and prospects could be adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risk Related to Our Business

As an emerging growth company, BFFI GROUP INC. has a relatively short operating history. Its operating conditions, company performance and financial status have not effectively reflected the company's current development and future growth. If we are unable to sustainably and safely continue to grow our business, recruit talent and continue to innovate, our business and financial prospects will be extremely adversely affected.

The main members of our company began to establish the BF-FI (Block Fund - Financial Institution) brand in January 2018, and established the official website, trademark and related business plan documents of www.bf-fi.pro, and started our constant exploration within the blockchain. Since March 2018, we have been committed to the research and practice of cryptocurrency securities compliance, and have become one of the earliest institutions in the industry to propose securities token compliance. In May 2019, we reorganized the company's structure and management, registered in Delaware, and established a corporate office in Las Vegas, Nevada. As of now, BFFI has been involved in a very limited business area and scale.

Due to the extremely short history of the operation, the company's board of directors, controlling shareholders and actual controllers can not guarantee the company's sustainable development and profitability in the long-term operation, and can not ensure a reliable, sustainable and stable development of the company's operations. The company's past, short-term business development does not represent the company's future development, and there are considerable uncertainties about the company's business operations and financial status. This uncertainty is shared by the company's board of directors, management and all shareholders. The board of directors and senior management of the company will develop, change, suspend or terminate specific business development based on the company's specific development.

Due to the short development time, we may not be able to compete successfully with current or future competitors, and may not be able to effectively face to the development and changes of the industry. This will adversely affect our business, financial condition and business performance.

The development and achievements of BFFI GROUP INC. are based on the crypto-asset market and the blockchain industry. This industry and market have a very short history, and its development is highly related to technology. The degree of development has a close relationship with technological breakthroughs. Its market size and growth potential cannot be predicted. If our crypto-asset

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market and blockchain industry are not sustainable or declining, our business and financial prospects will be adversely affected.

On January 3, 2009, Bitcoin was born, and the crypto-asset market emerged. As of now, the entire crypto asset market and blockchain industry has only developed for a decade. For a technology, the development of technology is extremely short-lived, and the time, progress, extent and impact of development are extremely unstable. At the same time, the future application and sustainable development of blockchain technology is still being explored. It may be just a set of decentralized value symbols, or it may be the future currency and payment system, or it may be a global credit system. We cannot see the future value of the blockchain industry now, nor can it guarantee its continued growth and prosperity. It's like during our Internet economic bubble in 2000, we can't see the network system of connection in entire humanity, and even the Internet of Things.

The development of the crypto-asset market and the blockchain industry is closely related to the price volatility of Bitcoin. Fluctuations in bitcoin prices affect market attention and confidence, while fluctuations in bitcoin prices are also full of uncertainty. If Bitcoin has price fluctuations that are unfavourable to us, then our business and financial prospects will be adversely affected.

In terms of the development of blockchain technology, taking bitcoin mining as an example, bitcoin production has experienced the process of CPU mining → GPU mining → FPGA mining → ASIC mining. The difficulty of bitcoin production is gradually increasing, the degree of enrichment of output is increasing, and the bitcoin market tends to be stable. Moreover, Bitcoin maintains its relatively stable price and high liquidity in the market through large-scale trading systems and complex financial products.

Each technology era has an important impact on the scale of the bitcoin's output and the degree of enrichment, and simultaneously affects the price fluctuations of Bitcoin. This price volatility may be beneficial to the company and may be harmful. The future does not rule out the emergence of technology to crack bitcoin, such as the success of quantum computing technology, may quickly improve the computer's computing power. Therefore, technically, there is a large uncertainty in the market.

From the perspective of the degree of development of public chain technology, there is greater uncertainty about the entire blockchain industry and the crypto-asset market. From the simple P2P (Peer to Peer) network of Bitcoin (A decentralized peer-to-peer payment transaction system) to the public blockchain platform of Ethereum's open source smart contract function, the business behavior and complexity it can handle is gradually enhanced. And from the design has more scalability, such as Ethereum applied to equity crowdfunding, encryption games, decentralized trading platform and other functions. In the continuous development of the blockchain market, the entire market and industry have received a lot of money to promote and pay attention. But at the same time, it is unpredictable for us to make a substantial breakthrough in the circumstances and under what circumstances. Sustained technological development delays may cause industry participants, investors and followers to lose confidence. This will directly or indirectly adversely affect our business, financial condition and results of operations.

Bitcoin prices have a considerable impact on the crypto-asset market and the blockchain industry. This effect is not direct, but affects the market's attention through price fluctuations affecting the confidence of participants, investors and followers. In the period of continuous rise in bitcoin prices, the entire crypto asset market and blockchain industry have received a lot of attention, which is a very important driving force for our business expansion, fund management and continuous financing. In the period of continuous decline in bitcoin prices, the entire crypto-asset market and blockchain industry have been left out, which is detrimental to our business expansion, fund management and ongoing financing. This uncertainty based on market attention largely affects the uncertainty of the crypto-asset industry.

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In the period of continuous rise in bitcoin prices, the entire crypto asset market and blockchain industry have received a lot of attention, which is a very important driving force for our business expansion, fund management and continuous financing. In the period of continuous decline in bitcoin prices, the entire crypto-asset market and blockchain industry have been left out, which is detrimental to our business expansion, fund management and ongoing financing. This uncertainty based on market attention largely affects the uncertainty of the crypto-asset industry.

Currently, the stable development of the crypto-asset market and the blockchain industry relies on the honesty and trustworthiness of industry participants, developers and partners. Untrustworthy behavior of major players in the industry, uncontrollable or man-made network failures, and even illegally raising funds/currency to the public (including national legal tenders and commonly used crypto assets), fraudulent acts in the name of blockchain or encrypted assets, problems such as fraudulent acquisition of encrypted asset loans and the inability to honor earnings commitments to investors are likely to cause a very serious lack of confidence in market confidence and market participants, and continue to have a vicious impact on the industry and the market. If there are vicious behaviors such as dishonesty, default, fraud, etc. of industry participants, developers and partners in the crypto-asset market and the blockchain industry, our business, financial condition and operating results will be adversely affected due to market confidence.

The crypto-asset market and the blockchain industry are still in the initial development cycle, and their participants and developers are mixed, and their honesty and trustworthiness cannot be guaranteed. From 2014, the Mt.Gox exchange was attacked and hacked to steal 744,408 bitcoins, causing Mt.Gox to suspend all trading activities, stop the exchange business and file for bankruptcy, causing the bitcoin price to slump.The blockchain market suffered severe losses. Since then, in January 2015, the Bitstamp trading platform was hacked and lost 190,000 bitcoins. In February 2015, the Bter trading platform was attacked by hackers and lost 7,170 bitcoins. In August 2016, the Bitfinex trading platform was attacked by hackers and lost 119,756 bitcoins. In June 2018, the Bitmumb trading platform lost 2,016 bitcoins. In September 2018, the Zaif trading platform lost 5,966 bitcoins. These losses caused by malicious attacks by hackers inevitably affect the confidence of market participants and investors, causing indirect damage to the market. But at the same time, the behavior of the main players in the market, whether it is subjective negligence or intentionality, or objective technical reasons or loopholes in the program, are unpredictable and cannot be prevented. Even in the event of a risk accident, we cannot control it. This will indirectly adversely affect our business, financial condition and results of operations.

Fraudulent behavior by major players in the industry has caused more serious credit damage to the crypto-asset market and the blockchain industry. Taking the large-scale ICO fraud in 2017 as an example, the vicious fraud has more damaging market confidence, causing market panic and serious capital loss, which has further damaged the already fragile market ecosystem.

At the same time, in addition to the crypto-asset market, some companies and individual groups use the public's unfamiliarity with crypto assets and blockchain technology to defraud public funds through illegal, unregistered securities sales. This has nothing to do with the crypto-asset market and the blockchain industry, but it will still undermine market confidence, causing market panic and serious financial losses. This will indirectly adversely affect our business, financial condition and results of operations.

Since its inception, we have suffered huge net losses, including the US and other major markets. We expect our operating expenses to increase significantly in the foreseeable future and we may not be able to make a profit.

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Since its inception, our losses have been more serious. As of December 31, 2019, we generated a net loss of $                        for the year 2019. In order to achieve continued revenues in many markets dominated by the US, we will need to generate and maintain increased income levels and reduce corresponding spending in the future. But even if we do this, we may not be able to maintain or improve our profitability. As we continue to invest in the development and maintenance of compliance business, increase the people and global operational capabilities of our compliance business; expand the global market; establish an integrated, global and diversified business system; through incentives, discounts and promotion expands market share; increases R&D and trading system R&D capabilities of blockchain technology; hires and retains employees; completes compliance with its own trading system (including business licenses and anti-money laundering); and manages and expands the huge amount of management required cost. These may be more expensive than we expected, and we may not be able to successfully increase revenue to offset these costs.

Many of our efforts to generate income are unproven or have not been tested for a long time. We have not been able to demonstrate that the increased cost of the investment can bring the same return, and it can not prove that we can enhance profitability as long as the income and control related costs are fully increased. In addition, our new services will be listed on the market, including compliant securities-based token exchanges and crypto asset trading platforms. Although our management has relevant operational experience, its past history is not representative of future developments. Due to the large differences in time, operating model, customer habits and market conditions, our existing success cannot be replicated.

We hope that our new services will bring higher profits and systemic value, but due to technical, security, fairness principles, compliance regulations, etc., we cannot guarantee that these business will be able to land on the market as soon as possible, nor can we guarantee these business will not change, suspend or terminate in the future. This will be based on our understanding of relevant market conditions, an understanding of the current regulatory environment, and forecasts of the company's operations and financial conditions.

At the same time, we cannot guarantee that these new businesses will be stable and profitable. In our business diversification and globalization, we offer products and services that are less profitable than our current operating market. Therefore, we may not be able to achieve profitability in the short term or at all.

Some of our competitors have greater financial, technical, marketing, R&D, manufacturing and other resources than ours, as well as greater visibility, longer operating history or a larger user base. They may be able to devote more resources to product development, promotion and sales, and offer lower prices than we do, which may adversely affect our business performance. In addition, they may have more resources available for research, development, and commercialization of new technologies, including more secure crypto asset trading platforms and crypto asset management systems, or they may have other financial, technical, and resource advantages. These factors may allow our competitors to generate greater revenue and profit from their existing user base, attract users at lower cost, or react more quickly to emerging technology trends, market hotspots and industry developments. Our current and potential competitors may also establish alliances or partnerships with each other to further expand our resource advantage.

We believe that our ability to compete effectively depends on many factors that under our control and out of our control, including:

A. The popularity, usability, ease of use, performance and reliability of our products compared to our competitors;

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B. Our reputation and brand strength compared to our competitors;

C. The price of our products;

D. Fees (including handling fees and possible interest charges) charged to traders on our future cryptocurrency trading platforms and crypto securities trading platforms;

E. Our ability to attract customers and platform users;

F. Our ability to continue to develop new products;

G. Our ability to build and maintain our partners;

H. Our ability to operate assets and ensure the effective use of assets;

I. Our ability to solve legal, regulatory, and litigation issues;

J. Our ability to attract, retain and motivate talented employees;

K. Our ability to raise additional funds;

L. Acquisitions or mergers within the industry.

If we are unable to compete successfully and have sufficient market share in the industry, this may adversely affect our business, financial condition and business performance.

The crypto-asset market and the blockchain industry are highly competitive, especially in the emerging crypto-asset compliance market and trading market, where the conversion cost is low, and the major securities regulatory areas around the world have very different compliance routes and programs, which have also spawned Capital-rich competitors in each major geographic region. If we are unable to compete effectively around the world, our business and financial prospects will be adversely affected.

Our company's business is primarily to provide compliance services, compliance training and anti-money laundering training for the crypto asset market and blockchain industries. In the foreseeable future, we will develop services for crypto-asset transaction services and compliant securities-like crypto-securities trading platform and establish integrated blockchain securities for the blockchain industry to comply with Compliance →Offering →Transaction →Investor Management platform. We will participate in the operation and management of global crypto assets for companies and investors around the world. We compete on a global scale and our competitive market is highly fragmented. From an existing, low-cost perspective, our compliance services, anti-money laundering, and future crypto-asset transaction services and securities-like crypto-asset trading services in the global blockchain industry are facing fiercely competitive alternatives. Given the diversity of competitors and the enthusiasm of the crypto-asset market, we expect to face challenges from new market entrants in the near future. In addition, for a large part

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of our business, the cost of transforming our customers into similar services of other companies is very low, and customers always tend to be the cheapest service providers with the same quality of service. Blockchain companies tend to be the hottest, highest quality of service and lower cost platforms for the highest investors; crypto-asset market investors tend to have the lowest rates, the highest liquidity, and the safest platform. As we and our competitors launch new products and services, as well as the development of existing products and services, we expect to face more competition. In addition, our competitors may innovate in a way that places more emphasis on our company and investors than our policies and features, which will make our services less attractive. Increased competition is likely to result in a decline in corporate income, corporate partners, platform investors, active platform users, and total profit margins.

We face competition in every product and service, including:

In the crypto asset compliance market, we compete with several emerging compliance services companies, Including Openfinance, which is also targeted at the crypto-asset secondary market trading platform; Tzero, which is dedicated to building a cryptocurrency securities system, and Polymath, which focuses on crypto asset issuance. They have a first-mover advantage in terms of business size and market influence. At the same time, NASDAQ is working to establish its own crypto asset trading market. Due to compliance and technical development stability, our other competitors are likely to establish a compliant crypto asset trading market system earlier than we did.

At the same time, the crypto asset compliance market has not yet been perfected and there are still significant opportunities for development. Traditional investment banks, financial service institutions, etc., they adjust their business, and the cost of entering this market is not high. Therefore, in the future, there is a possibility that the power from the traditional securities market will enter the crypto-securities compliance market, which will largely Increase competition.

On the crypto asset trading platform, there are currently many market participants in compliance and non-compliance, and the competition is extremely fierce. Moreover, there are many changes in the business model, and there are various management modes, trading systems and trading varieties. From the market point of view, we can't be sure which type of blockchain companies and their investors like, but in general, users' expectations for the platform are a safer trading system, lower rates, higher liquidity and Higher fairness.

We will compete with many trading platforms, including legally compliant and unlicensed. For example, according to E-CFR → Title. 31. Money and Finance: Treasury → Subtitle B: Regulation Relating to Money and Finance → Chapter X. FINANCIAL CRIMES ENFORCEMENT NETWORK, DEPARTMENT OF THE TREASURY → Part 1022. Rules For Money Service Business → Subpart C Reports Required To Be Made By Money Service Business, 31 CFR SUBPART-C, legally apply to the US Department of Finance's Fincen (Financial Crimes Enforcement Network) for MSB license (Money Service Business) trading platform, such as Coinbase in the US, Huobi in China (registered in the name of HBUS INC.) and Bittrex in Hong Kong. Taking Coinbase as an example, Coinbase is based on a highly compliant internal control system that provides commonly used cryptocurrency trading services such as Bitcoin for US-based regions; Huobi and Bittrex provide a more diversified crypto asset trading service. In addition, Huobi has also introduced a service to purchase commonly used cryptocurrencies through legal currency.

In recent years, there have been a variety of business model changes, improvements, innovations and developments in the cryptocurrency trading platform. There have also been short-lived and rapidly declining trading platforms in the market, such as Fcoin, a Chinese cryptocurrency platform. Therefore, this market is changing very fast, and the barriers to entry are low, and we may face more challenges from emerging companies.

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We cannot guarantee that a compliant cryptocurrency trading platform will be favored by more users, and even our user size may not be as good as a non-compliant platform. Users have their own usage habits, and our competitors will try to retain their users. Moreover, compliance means companies must invest more in investor certification (KYC, Know Your Customer) and international anti-money laundering, and establish better policies. This will likely be contradicted by some customers. If we are unable to gain an edge in the competition, this will directly adversely affect our business, financial condition and business performance.

In order to protect our competitiveness in certain markets, we have lowered the pricing of many products and services in the past, and we have provided and will continue to provide important promotional incentives, service discounts and promotions in the future, which will be our financial The performance has an adverse effect.

In order to maintain our competitiveness in certain businesses and markets, we have lowered prices in the past and expect to continue to decline in the future, and plan to continue to provide important promotional incentives, service discounts and promotions. In some cases, when we are in certain markets and sectors, and under the premise of cost control, we consider lowering prices for better competition. In some regional markets, such as Europe, we have launched promotional incentives (10% of the revenue from a single business service to salespeople). We cannot assure you that such promotions and promotional incentives are effective, and that such promotions and promotional incentives can have a negative impact on our financial performance.

Our competitive market attracts a variety of capital investments from around the world, and we expect this to give our many competitors huge capital. Moreover, many of our competitors can make good use of the crypto-asset market for fundraising, making their funds more abundant. These funds may allow our competitors to lower prices and compete with us more effectively, or provide more generous promotions and incentives, or otherwise attract blockchain companies and investors to their companies and platforms. on. This competitive pressure may cause us to maintain or continue to lower prices, or to maintain and increase promotional activities and incentives. This will directly adversely affect our business, financial condition and results of operations.

If we officially appoint our sales staff as company employees, our management fees will increase significantly and our business will be adversely affected.

Based on our global expansion, we recruit freelancers around the world to act as our sales staff. These sales people do not have direct labor relations with the company and are not our employees.

This is based on the company's partnership with salespeople in these businesses. Most of the salespeople in the business are those in the blockchain community, who are closer to blockchain companies and investors. The salesperson of the business completes the sales of the specific business for the company and obtains the cooperative compensation amount of 10%-20% of the order amount as compensation after the completion of the sales. We believe that these business salespeople are independent contractors because they can choose whether, when, and where to provide sales services to us, and the compensation is calculated as a percentage of the order amount. If in the actual development in the future, we want to retain good business sales staff, or because of the legal requirements of individual jurisdictions, we may need to appoint some or all of the sales staff as company employees. In this way, we will bear a considerable amount of employee compensation and the huge

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administrative expenses it generates. This will adversely affect our business, financial condition and business performance.

If we are unable to sustain our corporate users and platform investors, our business performance may change adversely.

Our continued operations in key businesses are largely due to our ability to attract corporate users into the compliance market and to attract platform investors to participate in the composition and distribution of encrypted assets in the future. If a company does not choose our compliance services, chooses our competitors' services, or handles compliance and distribution independently, or chooses to sell in a non-compliant manner, then we may lack sufficient blockchain companies to attract investors in the crypto-asset market. In the history of our operations, we have indeed tried to lack the participation of blockchain companies. In addition, if in the future, the crypto asset trading and management platform, if the crypto-asset market investors do not choose us and choose our competitors, such as Tzero, then we may lack sufficient liquidity and sustained growth. Therefore, our attractiveness to blockchain companies and crypto-asset investors will be reduced.

The number of users on our platform may be significantly reduced and fluctuated due to a variety of factors, including factors such as our platform, compliance planning, price, information complexity, and negative publicity related to our brand, including due to security incidents. political issues or geopolitical risks, misunderstandings about blockchain technology, or dissatisfaction with our services. For example, in June 2019, during the ongoing trade conflict between the United States and China, a Chinese blockchain enterprise terminated cooperation on international compliance with the US-China trade conflict and the existence of major international instability. If we are unable to continue to provide high quality support to our users, our ability to attract and retain users may be adversely affected, which will cause our revenue to decline and our business to be adversely affected.

Our business, financial condition and results of operations will be adversely affected if our core business is unsustainable or sustainable.

Our current business development relies heavily on the crypto securities compliance market, which is our main source of revenue and profit, a key support for business development, and the basis for future business development. As one of the earliest companies in the blockchain industry to propose the issuance of securities-based tokens, we adhered to the government's compliance management and constrained the ability of blockchain companies to raise funds, which was widely recognized by the market. Our crypto securities compliance services and compliance training are our key enablers in the blockchain industry and the crypto-asset market.

At the same time, there are currently two options for the crypto- securities compliance market, including government-leading blockchain securities compliance and industry-based cryptocurrency distribution dominated by the industry (based on cryptocurrency trading platforms) (IEO/Initial Exchange Offering). Both solutions exist simultaneously and are widely used in the crypto asset market. Although we don't think the industry-leading cryptocurrency issue (IEO) can last for quite a long time, it is not considered a perfect compliance system, and it may be blocked by the government. At the same time, we cannot completely deny that IEO is likely to become the mainstream of the market. The key is that it meets the interests of the cryptocurrency trading platform and provides a huge rent-seeking space for these industry regulators. Although this model is not recognized or even illegal by the government, if IEO eventually becomes the mainstream of the market, our crypto securities compliance business is likely to be adversely affected, which will reduce our revenue and our business will be affected.

At the same time, the crypto-asset market is a very immature market. This immaturity lies not only in market participants, investors, related

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partners, but also in the supervision of government agencies. With the rapid development of the blockchain industry, crypto asset regulations have gradually updated and emerged, and regulations and judicial interpretations are still being updated. A large part of the regulations are still under discussion, and some countries have completely banned crypto assets. Government regulation and regulation are undefined. We cannot predict the impact of government regulation on the industry. If government regulation tends to combat the crypto-asset market, this will reduce our revenue and our business will be affected.

We are still not sure about the blockchain industry's attitude towards securitization compliance. If the blockchain company does not consider compliance to be beneficial, or does not choose our compliance services for security, affordability, sustainability or other reasons, our business, financial condition and results of operations will be adversely affected.

Our market for crypto-asset trading platforms is still under construction. If such markets do not continue to grow, or growth rates are lower than our expectations, our business, financial condition and operating results may be adversely affected.

Our crypto asset trading platform and cryptocurrency trading platform are still being prepared and under construction. Among them, we have registered a Money Services Business License (MSB) with the Financial Crimes Enforcement Network of the US Treasury according to the requirements of 31 CFR Subpart-C, and executed transaction reports and anti-money laundering as required. We are already planning to start building trading systems and developing relevant Terms and Conditions. Our cryptocurrency platform plans to complete the construction and compliance of the crypto securities trading platform by establishing subsidiaries and applying to the SEC for an ATS (Alternative Trading System).

However, the market we are in is new and has not undergone any certification, so it is uncertain whether the demand for encrypted asset trading platforms and cryptocurrency trading platforms will continue to grow and be widely recognized in the market. Our part of the business will choose time to enter the market after our technology, resources and compliance are sufficient. We are not sure about the specific time to enter the market. At the same time, compliance does not represent our superiority in business capabilities. Because our competitors have a first-mover advantage, a strong user attraction, or an intentional participation in economic violations, they may be more attractive to some customers.

If our supplier's cooperation costs change, our expenses may change.

Currently, our web services are highly dependent on third-party cloud technology service providers. This kind of dependence is multi-layered, including cloud server rental, domain name usage, domain name resolution, company mailbox, company website, global network acceleration (CDN), email marketing, etc. We all rely on cloud service partners. This kind of cooperation is not only based on the technology of the cloud service provider, but also the relatively low cost and price after the scale. If the pricing of a cloud service partner changes, we may choose another service provider or choose another solution, including purchasing the server ourselves or replacing the cloud service provider. If the cost of cooperation between our network service providers increases, we may pay more. Our business, financial condition and results of operations may be adversely affected.

If we are unable to manage our business in an effective manner, it may have a negative impact on our operations.

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As a company based on crypto asset compliance services and compliance training, corporate customers have a significant impact on the recognition and support of our services. Continuous and effective management can prompt us to continue to develop rapidly, and lack of management will quickly lose our enthusiasm and development momentum.

We believe that effective business management is based on the following five factors. Our business, financial condition and results of operations may be adversely affected if we are unable to complete them one by one or if our business management is disabled.

A.  Formulate a development strategy plan. Long-term vision and a focus on future development strategies will enable us to set specific goals and promote the stability of our business. This includes the positioning of the company's development, industry, development direction, market growth targets, corporate growth targets, expansion plans for upstream and downstream markets, and merger and acquisition plans. This requires a clear development goal and continuous implementation. If we abandon our compliance and implementation of strategic planning during the company's development due to short-term profit factors, our business management may be out of control and our business, financial condition and operating results may be adversely affected.

B.  Establish and maintain a financing system. Funding is the primary condition and resource guarantee for realizing the strategic goals of the company. We must respond to our development planning and financial situation, establish and maintain a diversified investment and financing system, ensure equity financing and debt financing channels, prepare sufficient funds, cope with capital distress and ensure the smooth development of the company. If we are unable to maintain the financing system, or our equity financing is not attractive, our working capital may be affected, which will force us to reduce the scale of business, shrink market expansion, reduce management costs and salary costs, which will will adversely affect our business, financial condition and business performance.

C.  Build a mature organizational structure. A complete, mature, and systematic organizational structure and personnel management can drive our business. We must respond to our business development and expansion, and effectively build and manage an effective organizational structure based on the form and characteristics of the business, and determine the responsible system for the work. If we are unable to find sufficient and appropriate employees through recruitment and other forms, and continue to form organizational management, our business, financial condition and business performance may be adversely affected.

D.  Establish a sound incentive mechanism. The company needs a special incentive mechanism to attract talents, retain talents, use talents and cultivate talents, let employees play the most value, motivate employees to work, stimulate employees' initiative and creativity, and fully demonstrate their abilities and talents. This will be used for employees to make important contributions to the company; to exceed the company's tasks; to control, reduce or recover the company's major losses and other conditions. If we are unable to form incentives for various reasons and cannot be specially rewarded or promoted for those who have made significant contributions to the company or recover huge losses, we will not be able to maintain an effective and sustainable development momentum.

E.  Establish a sound innovation mechanism. Companies need to inspire innovative talent, including management innovation, technology innovation and marketing innovation. The company must establish sound innovation and results approval, maintain innovation, implement innovative results declaration and innovation rewards, encourage internal entrepreneurship, and fully mobilize the innovation of employees. If we are unable to establish such an innovation mechanism for various reasons, it is difficult for our business to expand creatively, and our business, financial condition and operating results may be adversely affected.

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If we are unable to cope with systemic risks, our business, financial condition and results of operations may be adversely affected.

Systemic risk, that is, market risk, refers to the impact caused by risk factors such as overall political, economic, and social environmental factors.

This includes the following risks:

A. Policy risk. The regulation of the crypto-asset market and the blockchain industry has been changing. Different countries have different attitudes and sensitivities to the industry, different legislative and judicial interpretations, different systems and development directions, different legal recognitions, and continuous changes. Even in some countries, their nature is different.

Some Islamic countries, such as Iran, Iraq, Kuwait, Qatar and other countries, have banned cryptocurrency transactions through government warnings. At the same time, some countries such as the United Arab Emirates actively support the orderly development of blockchain technology and crypto assets.

For some countries and regions in Asia, China's securities regulatory authorities and the People's Bank of China have announced a ban on cryptocurrency transactions. At the same time, China is still the world's largest cryptocurrency market and bitcoin producer, and has the most crypto asset trading platform. The Chinese government's actual attitude toward the crypto-asset market is more about warning risks and cracking down on fraud. The Indian government tends to ban the use of encrypted asset markets and cryptocurrencies. Markets such as Japan and South Korea have not banned the use and investment of cryptocurrencies, and placed the focus on risk warning and prevention of securities fraud. Governments such as Singapore and Thailand are open to cryptocurrency regulation and only prevent securities fraud.

For European countries, the management system, strictness and risk control of crypto-assets have not been agreed, so there is a situation in which EU regulation and self-regulation of countries exist. The EU's regulation is mainly financed by  the Financial Stability Board (FSB), the European Banking Authority (EBA), the European Insurance and Occupational Pensions Authority (EIOPA) and the European Securities and Markets Authority (ESMA) .They manage encrypted assets from various parties, including legislation, coping with possible financial stability risks, supervising innovative products and services of encrypted assets, supervising the application of cryptocurrency in the insurance industry, and restrictive regulation of ICO behavior; The maintenance of the entire EU financial system is stable.

The EU's attitude tends to control the risks and impacts of the crypto-asset market and the blockchain industry through regulation. It also welcomes the technological revolution and controls the market size only from the perspective of limiting risk.

There are different opinions within European countries. France regulates its normal development by enacting and adapting regulations to the crypto-asset economy, finance and industry through the Ministry of the Economy and Finance. The Autorité des marchés financiers regulate and supervise issuers and intermediaries in securities-related assets, and are securities-type assets that regulate the smooth operation of payment systems and market infrastructure.

Germany, through the Federal Financial Supervisory Authority (Bafin), is responsible for authorizing and enforcing business related to crypto assets, overseeing crypto asset service providers, crypto asset derivatives trading authorization and management, AML/CTF (anti-money laundering and counter-terrorism financing) regulation, as well as market integrity and regulation of crypto assets, related products and trading

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platforms. Deutsche Bank is responsible for regulating cryptocurrency-related activities, and the Federal Ministry of Finance of Germany is responsible for leading legislation related to crypto assets.

The Ministry of Finance (Her Majesty’s Treasury) has adopted policies to ensure a sound and effective regulatory framework for crypto assets, set the scope of regulation, and promote the development and use of innovative financial technologies, including the use of encrypted assets and distributed ledgers. At the same time, similar to Belarus, Estonia and other countries, because of its openness and legislation on crypto assets, it is attractive to blockchain enterprises.

For the United States, the regulation of encrypted assets is based on whether it is of a securities nature. If the encrypted asset is of a securities nature, it must be registered as a security at the SEC and sold to the specified investor group after meeting the criteria, and the trading platform that operates the encrypted securities must apply to the SEC for registration as an ATS (Alternative Trading System). If the crypto asset is of a monetary nature, the trading platform must be registered with the US Treasury's Financial Crimes Enforcement Network (Fincen) as a Money Service Business (MSB) license for operations and transactions.

The crypto-asset market is emerging, and the management system of this market in any country or region is quite different and continues to change. If in the future, due to various reasons, including economic factors, political factors, social factors, cultural factors and force majeure events, some countries make major changes to the management system and laws of encrypted assets, our business may be adversely affected.

B. Risk of cyclical fluctuations in the economy. Economic cyclical risk is a systemic risk that cannot be predicted, cannot be avoided, cannot be prevented, and cannot be dealt with in advance. It is usually a local or even global economic crisis. When there is a local or even global economic recession, investors will tend to be extremely conservative, market confidence will be weak, and our customers and platform users will be greatly reduced. This will adversely affect our business, financial condition and business performance.

C. Exchange rate risk. We rely on businesses outside the United States, which may not use US dollars for settlement, while other currencies may have larger price fluctuations than the US dollar. For some Chinese businesses, we accept RMB payments, and between January 2019 and October 2019, the USD/CNY (USD/CNY) has a minimum of 6.67 and a maximum of 7.19, with a fluctuation of 7.6%. For some countries in Africa, such as Nigeria, we accept Tether's USDT encrypted digital products for payment. Although USDT is closer to the US dollar, it still has room to fluctuate compared to the US dollar. Moreover, USDT is a product issued by Tether, and its price comes from the company's implicit guarantee. We do not have sufficient confidence in its long-term price stability. In other words, if the USDT product eventually loses value for various reasons, we may lose some of the business income settled by USDT.

Regardless of whether our cryptocurrency trading platform or cryptocurrency trading platform is in operation, once the platform is built, tested and put into use, we may be investigated, claims and litigation by relevant blockchain companies, crypto asset investors or third party service organizations, which may adversely affect our business and brand.

From an industry perspective, investors may lose all of their investment due to the high risk of crypto asset investment. In the case of violent market volatility, crypto asset investors are often unable to withstand losses and investigate, claim, sue or seek other legal avenues for crypto-asset trading platforms. The source of this loss may be caused by the market or by human manipulation. At the same time, investors may already understand the risks associated with the investment, or based on their individual abilities, knowledge, investment experience, they should

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consider that the investment has a relatively high risk, or it may be unclear whether the specific investment risk or no strong risk Resilience. This situation is very common.

In the process of encrypting the asset trading platform, there may be allegations of claims and claim that the platform should bear direct or indirect responsibility for the loss of investors. In this process, the public opinion created by these investors is negative for the platform, and the guidance of the news media is negative, which will cause a very bad impression and continue to affect the company's future development.

In addition, potential blockchain companies may induce or fraudulently engage investors through our platform, causing losses to crypto asset traders, and we may be subject to investigations, claims or litigation.

In the same way, due to the blockchain company may be misunderstood intentionally or unintentionally in the compliance process, investigated or prosecuted by investors or relevant regulatory agencies in the course of their fundraising, we may face investigations by relevant regulatory agencies. Blockchain companies may also face the failure to obtain the desired profits and claims, and we may face these companies' prosecutions based on various interests and reasons.

Although we have not faced this situation yet, this situation is likely to occur according to industry conditions. And we estimate that as the business grows, the likelihood of such a situation increases. Regardless of the outcome of any legal process, any crypto-asset investor, blockchain company, or third-party service agency may have a negative publicity about our litigation and damage our brand, reputation, business, financial condition, and business results.

As the market expands and our business expands, we may face business-related investigations, claims, litigation or other legal processes that may lead to negative publicity, damage our reputation, and cause our business to be lost. In addition, the network programs and websites we lease or purchase may also cause losses to investors, blockchain companies or third-party service organizations. Even if we detect, prevent or repair system vulnerabilities, we cannot guarantee that the system is absolutely safe. This can damage our reputation and brand, or lead to litigation or regulatory procedures. Any of the above risks may adversely affect our business, financial condition and results of operations.

If we are unable to effectively develop our own blockchain technology, or are unable to work with other companies to develop and use blockchain technology, our business, financial condition and business performance will be adversely affected.

On cryptocurrency trading platforms and cryptocurrency trading platforms, our new and existing competitors may or may have invested in further improving the transparency and fairness of crypto transactions through blockchain technology. Traditional cryptocurrency trading platforms tend to be more centralized, providing liquidity through market maker systems and providing transactions for crypto-asset investors. At the same time, there are also matching transactions, which connect buyers and sellers with similar prices and complete the transaction of encrypted assets and charge a handling fee. Under this model, the transparency and fairness of transactions cannot be mastered, and transaction information and market prices are largely interfered and influenced by the encrypted asset trading platform.

When the blockchain technology is really invested in cryptocurrency transactions, the transparency and fairness of these markets will be better protected, at least to a large extent, greatly improving the difficulty of market manipulation. The usual solution in our current market is based on the crypto-asset trading on the Ethereum public chain, which is more restrictive. From the transaction target, it can only support the

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cryptocurrency of the Ethereum and ERC-20 standards, and it is limited by the Ethereum network, which is very inefficient in processing transactions.

The market has been studying the exchange's public chain to study the possibility of “chain trading”. This will require a blockchain network that is safe, efficient, highly compatible and highly adaptable. In addition to us, the main players in the market are developing their own technologies.

However, we cannot deny that technology development has its independence, and its research and development direction, research and development progress and research and development prospects cannot be guaranteed.

If we are unable to successfully develop our own blockchain technology, our business, financial condition and business performance will be adversely affected.

If we fail to deal with fraudulent acts by customers and platform users in a timely manner, or other improper or illegal activities, whether or not they occur while using our services or platforms, we may be liable and harm our business, brand, Financial status and operating results.

Improper and illegal activities of users, including users or blockchain companies that have used our platform or services, or blockchain companies that impersonate users or services of our platform may adversely affect our brand, business, financial condition and operational results. These activities include cyber attacks, unauthorized use of other people's bank accounts, forgery or misappropriation of other people's information for transactions, money laundering and terrorist financing, shared accounts, fraudulent investors, theft of other people's accounts, and other misconduct or illegal activities. Although we have taken or plan to take various steps to anticipate, identify, respond to, and combat such behavior, these measures may not adequately address or prevent all inappropriate or illegal activities of these parties in connection with our products. Such actions may expose us to financial or legal liability, or adversely affect our reputation and brand, and may even lead us to investigations and litigation by regulatory agencies.

At the same time, if we take measures to prevent these inappropriate or illegal activities, the user's personal identification system is too strict, anti-money laundering and anti-terrorism financing screening is too strict, the review or access to the blockchain company is too strict, unintentionally hindering the use of normal users, or because our information survey is too detailed, users are concerned about the rationality of our use of user data and their personal data security. Moreover, if we are unable to express and implement these measures fairly or transparently, or if we believe that they are not implemented in this way, our business growth and platform use may be adversely affected. In addition, any negative publicity related to the above content, whether due to our factors or the factors of our competitors, or caused by cyber attacks or human factors of industry participants, any negative publicity related to the above may adversely affect our reputation and brand, and may also adversely affect the public's overall perception of the crypto-asset market.

The reputation, brand and network effects of blockchain companies and third-party service organizations on our platform are critical to our success. If we are unable to continue to develop this reputation, brand and network effect, our business, financial condition and operational results may have a negative impact.

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We believe in building a secure, reliable and affordable encryption securities compliance and investment platform to build a good reputation and brand, and continue to enhance the network effect between blockchain companies and third-party service organizations on the platform is critical to our ability to attract and retain good blockchain companies and third-party service organizations. Successfully develop our reputation, brand and network effects, including:

A. About us, blockchain companies on the platform, third-party service organizations, complaints about our products and services, reprimands and negative publicity, and dissatisfaction, complaints and negatives about our user agreements, service agreements and other contract documents advocacy, as well as dissatisfaction, complaints and negative publicity about our platform policies, anti-money laundering and counter-terrorism financing, financial institution customer identification requirements (KYC), even if these are based on factual inaccuracies, cognitive bias, malicious attainments or on individual events;

B. Encrypted currency and the illegal behavior of crypto-investors, including malicious manipulation of the market, disruption of market prices and stability, and cyber attacks on our platforms, systems or servers; Concealing important facts or fraudulent acts on platforms, blockchain companies and third-party service agencies;

C. Failure to raise sufficient levels of market access thresholds for blockchain companies; failure to charge blockchain companies for competitive compliance fees, information management fees, listing fees, and management annual fees; Or fail to provide competitive incentives to blockchain companies;

D. Failure to provide third-party service organizations with competitive, large-scale market prospects for long-term sustainable profits, which will allow our third-party service organizations to intentionally withdraw from our system;

E. Failure to provide third-party service organizations with a diversified and large-scale market-type service type, including auditing, legal services, financing services, market liquidity services, securities registration services, etc.;

F. Our platform does not guarantee that there are no vulnerabilities or defects, such as privacy, data security breaches, site interruptions, payment interruptions, or other events that affect the reliability of our products;

G. Inquiries, investigations and litigation of our company or individual business by national regulatory authorities;

H. Our users understand and comply with our platform policies

I. Platform users or others believe that our policies have become too strict, unclear, or inconsistent with our values or mission, or not explicitly stated;

J. Unable to detect technical defects in our trading system;

K. Failure to implement our policies in a manner that users believe to be effective, fair and transparent;

L. Failure to operate our business in a manner consistent with our values and mission;

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M. User support service experience is insufficient or unsatisfactory;

N. Illegal or improper conduct by our management team or other employees or independent contractors;

O. The negative reaction of blockchain companies to new products on our platform;

P. Negative events or negative public opinion on our platform.

If we fail to successfully develop our brand, reputation and network effects, and we cannot differentiate our product advantages from our competitors, then our business may not grow. We may not be able to compete effectively, and we may lose existing blockchain companies or third-party partners or attract new blockchain companies or third-party partners. These may adversely affect our business, financial condition and business performance.

An important factor in our continuous business development and continuous recruitment of talent is based on our excellent corporate culture. If we are unable to maintain this culture in development, then our business may suffer.

We believe that the pursuit of science and technology, the love of the future, the courage to explore, and the pioneering spirit of exploration are the key drivers that we can continue to explore in the blockchain industry. This value of technology as a mission has always been adhered to since our inception, and is critical to our continued development and corporate cohesion. We face many challenges that may affect our ability to maintain a corporate culture, including:

A. Not discovering, attracting, rewarding, and retaining the leadership positions in our company who work with us to establish, maintain, share, and disseminate our culture, values, and mission;

B. The size of our workforce and the diversity of geography, ethnicity, religion, and culture are increasing, which may affect the adaptability of our culture;

C. Faced with competitive pressures that may derail our mission, vision and values;

D. The pressure brought by the rapid development of the industry;

E. Increased demand for our ability to influence our new business areas and expertise;

F. Negative view of our attitude towards employees;

G. Negative attitudes towards our speeches, statements, or political positions in political, social, and other events.

If we are unable to maintain our culture, we may adversely affect our business, financial condition and business performance.

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We rely on key people, including founders, senior management teams, key technical staff and other highly skilled people. If we are unable to attract, retain, motivate or integrate personnel, we will adversely affect our business, financial condition and business performance.

Our success depends in part on the continued service of our founders, senior management teams, key technical staff and other highly skilled people, as well as our ability to discover, hire, develop, motivate, retain and integrate highly qualified people. We may not be able to successfully attract and retain qualified personnel to meet our current or future needs. In addition, our employees around the world may also increase, decrease, transfer or lose based on our international expansion or contraction. We may not be able to retain or integrate high-quality talent in a rapid expansion. At the same time, our competitors may successfully recruit and hire our management team members or other key employees, and we may not be able to find suitable replacements in a timely, competitive or non-existent manner. If we are unable to attract and retain the necessary personnel, especially in key areas of our business, such as compliance services, we may not be able to achieve our strategic goals.

We are faced with competition for high-tech talent, especially those who focus on securities compliance. At the same time, based on the plan to build a crypto asset investment management platform in the future, we need to invest a large amount of capital in the technology market to attract experts in the blockchain field, as well as other technical, commercial, and legal talents. In order to attract and retain top talent, we have to provide, and still need to continue to provide and increase competitive compensation and benefits.

The employee's investment in the company is to get rewards, including salary bonuses, benefits and equity rewards. This is a labor-based return and a reward based on pursuit. Compared with the stability of traditional industries, emerging growth companies have stronger growth and higher requirements for employees. If the value of wages, bonuses, benefits, and equity incentives we give falls, it may adversely affect our ability to attract and retain high-quality talent.

We are committed to global expansion and market development. Our business outside the US may be affected by a variety of factors, including economic factors, political risks, legal compliance and user culture. If we are unable to operate and manage our business outside the US in an orderly manner, our business, financial condition and results of operations will be adversely affected.

We have expanded our business internationally. In the process of this business expansion, we need to bear additional risks and costs, which may not be predictable or uncontrollable.

In 2019, we launched our compliance business in Asia and may continue to expand into other regions, such as the European market. Operating outside the United States may require significant management attention to oversee the operation of a wide geographical area of different cultural norms and practices, as well as putting pressure on our financial, compliance, legal, and operational teams. For a variety of reasons, we may incur significant operating expenses and may not be able to successfully expand internationally, including:

A. Recruit and retain talented employees abroad and maintain a corporate culture in all our offices;

B. Better understanding of the local market, may be more effective in marketing and operations, and may compete with local companies with

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more affinity and visibility;

C. Different market demand states, which may make our services less successful or difficult to promote effectively;

D. Comply with various legal and regulatory standards, including data privacy, taxation, and local laws and regulations and related systems;

E. Obtain any necessary government standards, licenses or other authorizations;

F. The level of understanding and application of blockchain technology varies;

G. Currency exchange restrictions, exchange costs and exchange rate fluctuations;

H. Restrictions on the remittance and investment of funds;

I. Relevant systems of local labor law;

J. Status of local infrastructure construction, including water, electricity, networks and traffic conditions;

K. Local social security environment, including social violence crime rates;

L. Local socio-political and cultural environment, including racial discrimination, religious disputes, social unrest, etc.;

M. Local government restrictions and control over overseas capital, as well as protection of its own national enterprises and government enterprises;

N. Local government's corruption, misconduct, negligence and other behaviors.

Our limited experience in doing business internationally increases the risk that any potential future expansion efforts we may make may not be successful. If we invest a lot of time and resources to expand our international business and fail to manage these risks effectively, then our business, financial condition and business performance may be adversely affected.

In addition, international expansion may increase our risk of complying with various laws and standards, including anti-corruption, anti-bribery, trade protection and international economic sanctions.

The operation of a listed company requires a lot of cost, including financial, human and other resources. In addition, the continuous operation of listed companies has high requirements for management, and our management team lacks experience in management of listed companies.

As a public company, we will bear a lot of legal, accounting and other expenses that we do not have as a private company. For example, we must

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comply with the reporting requirements of the <Exchange Act>, the applicable requirements of the <Sarbanes-Oxley Act>, the requirements of the <Dodd - Frank Wall Street Reform and Consumer Protection Act>, the rules and regulations of the SEC, and the listing requirements of Nasdaq Capital Market. For example, we need to submit annual, semi-annual, quarterly, and Current Reports for our business, financial condition, and business performance. Compliance with these rules will increase our legal and financial compliance costs. In addition, as a public company, we need to deal with changes in stock prices and shareholder sentiment, perhaps because of the pursuit of improved performance, resulting in greater capital investment and more aggressive investment methods, decentralized management attention, and influence our business operation.

At the same time, due to the disclosure of the prospectus and financial statements, our business and financial situation is more open and transparent, which may lead us to accurate comparison and competition in the same industry, as well as possible litigation.

Our board of directors and senior management lack experience in managing listed companies, interacting with listed company investors and complying with the increasingly complex laws of listed companies. Moreover, our board of directors and senior executives are younger and do not have much experience in corporate management, which may prevent us from effectively responding to increasingly complex listed company operations. In addition, our management team needs a long period of learning and experience to manage our transition to a public company, but this process may face multiple errors and management disability. At the same time, in the process, our management needs to put a lot of attention into the listing, which may adversely affect our management.

Our senior management may increase, decrease, replace or adjust positions based on actual developments, which may adversely affect our business, financial condition and results of operations.

Our board members and senior management may choose to leave their position or apply for adjustments to their individual positions for various reasons, including personal development, family relationships, remuneration packages, and job rights. We may not be able to find a suitable replacement in a short time, or we will not be able to find it at all. The adjustment, deletion and replacement of any senior management will affect the execution of the business to a certain extent.

We must admit that the company's personnel turnover is quite normal. The departure of employees may be due to their reasons for compensation, duties, and other conditions for better quality of the company, corporate culture, personal development plans, family relationships, and religious beliefs. These are unpredictable and uncontrollable, and we cannot guarantee the long-term stability of our management staff.

In addition, we may increase management personnel according to business needs, but we cannot guarantee that the increase in personnel will bring us benefits, and we cannot guarantee that new management personnel will fully meet our business needs.

Our Board of Directors and senior management have a limited understanding and awareness of the business, which may adversely affect our business, financial condition and business performance.

At present, the major international regulators have very different opinions and treatments on the identification, distribution and trading of bitcoin and encrypted assets, which is caused by the rapid development of the blockchain industry. Even for the same regulatory body, due to political

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and economic factors, there are completely opposite regulatory opinions and policies at different points in time. At present, our business is mainly in the United States, and to a certain extent is the recognition of the stable judicial system of the United States. At the same time, we must acknowledge that the United States does not have a specific law on the characterization, issuance and trading of cryptographic assets. All current compliance is based on past cases and legal stripes.

This means that our management can only confirm compliance programs through past laws and cases. At the same time, we may also passively face the promulgation, update, modification and termination of the law. This aspect is based on our management's limited understanding and awareness of the business and may not be able to cope with changes in the law; on the other hand, the blockchain is still at an early stage and the law is still not perfect. This may adversely affect our business, financial condition and business performance.

If we do not comply with the relevant laws regarding the issuance and trading of encrypted assets, or if we are unable to comply with the regulations on the issuance and trading of encrypted assets in other countries, we may face investigations, arbitrations and even litigation. In extreme cases, we may be ordered to close down, terminate services, fines or even criminal investigations in individual countries or regions, which will adversely affect our business, financial condition and results of operations.

We submitted the Form 1-A prospectus and related documents to the US Securities Regulatory Commission in August 2019, explaining the issue of our BFFI OPTIONS warrants. BFFI OPTION is equivalent to common stock in nature, based on Ethereum's ERC-20 blockchain pass and gives it the same rights as common stock. BFFI OPTIONS is a securities-based token based on the US securities regulatory system. Its issuance and trading are prohibited by many countries, such as China and Russia.

At the same time, we are under construction of the blockchain securities integrated trading platform, which can only comply with the US mainland, Alaska, Hawaii and other overseas territories, as well as Canada's regulatory license, but not other countries that prohibit or restrict the encryption asset market. Or regional service. These restrictions may prompt us to strengthen compliance and limit our overseas expansion. This may adversely affect our business, financial condition and business performance.

Risk Related to Our Finance

We need additional funds that may not be available on our acceptable terms or not at all.

From the perspective of our operating history, we mainly finance us by issuing cash generated from securities and warrants such as stocks and warrants. In order to maintain our evolving business and address a range of important costs such as human resource costs, business development costs, and management costs, we need sufficient funds to maintain. If we raise more funds by offering shares, warrants or debt securities, these securities may have priority over our common stock. The shares held by our existing shareholders may be diluted, and any future debt financing we receive will involve restrictive contracts related to our financial or operational matters, which may make it more difficult for us to obtain additional funds.

We assess financing opportunities and monitor our own cash levels, control our gearing ratios and maintain liquidity. Our ability to

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continue to receive financing will depend on our development, business plans, operational performance, and capital market conditions when seeking financing. We cannot confirm whether we can get funding at a lower financing cost or if we can get funding. If we are unable to obtain sufficient capital or are unable to obtain funds at a lower cost, this will affect our ability to grow our business and respond to challenges, and our business, financial condition and results of operations may be adversely affected.

If we are unable to make acquisitions and investments, or are unable to integrate the acquisition targets into our business and corporate systems, this may adversely affect our business, results of operations and financial condition.

As an important part of the company's expansion and business expansion, we will continue to consider a variety of potential strategic transactions, including acquisitions of business, technology, other assets and other strategic investments that effectively complement our business and resources. These strategic investments may be used to invest in relevant industries and sectors, extending our network and line of business. Strategic investment may be more inclined to the company's long-term development strategy. Its investment price, investment method, investment target, and return on investment are often not as good as financial investment, and even for various reasons, transactions cannot be concluded.

A. Acquisitions and investments involve a variety of business risks, any of which may harm our business and adversely affect our financial condition and results of operations, including:

B. Intense competition for the right acquisition target may result in an increase in the purchase price, which is not conducive to our ability to complete the transaction on favorable or acceptable terms;

C. The transaction failed or was significantly delayed;

D. A lawsuit or claim related to the transaction;

E. Difficulties in integrating the resources of the acquired company's technology, operations, existing contracts, personnel, etc.;

F. Difficulties in transferring funds, personnel and management from the acquisition target;

G. Unable to achieve the expected benefits or synergies of the transaction;

H. No issues with the acquired company or technology, including issues related to intellectual property, legal issues, litigation, revenue recognition, accounting practices, personnel issues or user issues;

I. The regulatory body may enact new laws or enact new regulations that adversely affect the acquisition of the company;

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J. Leakage and theft of trade secrets and other confidential information;

K. The acquired company may erode some of our existing businesses;

L. Adverse reactions of the market to the acquisition;

M. The past history of the acquired company may have a bad reputation.

If we fail to address the above risks or other issues related to the acquisition of corporate, technology and other assets and other strategic investments in the future, or if we fail to successfully integrate such acquisitions or investments, our business, financial condition and results of operations may be adversely affected. influences.

The trading price of our common stock may fluctuate and you may lose all or part of your investment.

Prior to this release, our common stock did not have an open market. The initial public offering price of our common stock will be determined through our negotiation with the underwriter. This price does not necessarily reflect the price of the investor's willingness to buy and sell our common stock after the offering. In addition, the trading price of our common stock may fluctuate after this offering and may fluctuate due to various factors, some of which are beyond our control. These fluctuations may cause you to lose all or part of our investment in common stock, as you may not be able to sell the stock at a price equal to or higher than this offering price.

A. The price and quantity of the entire stock market fluctuate from time to time;

B. Fluctuation in the trading price and trading volume of technology stocks;

C. Changes in the operating performance and stock market valuation of other technology companies, especially those in the industry;

D. We or shareholders sell shares of common stock;

E. Securities analysts have failed to maintain our business scope, following changes in financial estimates by our company's securities analysts or we have failed to meet these estimates or investor expectations;

F. Financial projections that we may provide to the public, any changes in these forecasts or we are unable to meet them;

G. Announcement of new product or platform features released by us or our competitors;

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H. Public response to our press releases, other public statements and documents submitted to the SEC;

I. rumors and market speculations from us or other companies in the industry;

J. Actual or expected changes in operating results or fluctuations in operating results;

K. Actual or expected development of our business, competitor business or competitive landscape;

L. A lawsuit involving us, our industry or both, or a regulatory investigation of the operations of us or our competitors;

M. Development or dispute regarding our intellectual property or other proprietary rights;

N. We or our competitors have announced or completed the acquisition of the business, service or technology;

O. New laws or regulations applicable to our business or new interpretations of existing laws or regulations;

P. changes in accounting standards, policies, guidelines, interpretations or principles;

Q. Any significant changes in our management;

R. Overall economic conditions and slow or negative growth in our markets.

In addition, in the past, securities class actions were often filed against these companies after periods of turbulence throughout the market and the market prices of certain corporate securities. If you file a lawsuit against us, it can result in significant expenses and divert the attention and resources of our management.

Prior to this issuance, the trading price of common stock is limited and its price may be higher than the trading price of the common stock after listing.

Prior to this offering, our stock has not been listed on any stock exchange or other publicly traded market, but our securities have already made some transactions through private transactions. These transactions are speculative and the price of the securities we trade in these transactions is privately negotiated. We cannot assure you that the price of our common stock will equal or exceed our stock exchange price prior to this offering.

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We have extensive discretion over the use of the net proceeds of this offering and we may not use them effectively.

We are unable to determine the specific use of the net proceeds to be obtained from this offering. Our management will have extensive discretion in applying the net proceeds of this offering, including any of the purposes described in the “Use of Earnings” section, and you will not have the opportunity to assess whether net income is being used appropriately as part of your investment decisions.

Due to the quantity and variability of the factors that will determine our use of the net proceeds from this offering, its end use may differ significantly from the current intended use. Failure to effectively use these benefits from management may adversely affect our business, financial condition and results of operations. Our investment may not bring a favorable return to our investors and may have a negative impact on the price of our common stock.

The laws of Delaware and our revised and restated company registration certificates and the provisions of the amended and restated Bylaws may make mergers, tender offers or agency competition difficult, thereby driving down the market price of our common stock.

Our status as a Delaware company and the anti-takeover provisions of the Delaware General Company Act may prohibit, delay or prevent changes in control, even if changes in control will benefit our existing shareholders. In addition, our revised and re-edited company registration certificates and revised and re-edited bylaws will contain provisions that may make it more difficult to acquire our company, including:

A. Any amendments to our revised and restated company registration certificate or revised and restated charter will require at least two-thirds of the approval of our unexercised voting rights at the time;

B. Our Board of Directors has signed an employment agreement with our directors, Hongbin Oliver Chan, Haoquan Addison Lin, effective May 3, 2019; signed an employment agreement with Director Jieyou Dio Zheng, effective August 25, 2019 . The initial period of the agreement is 5 years, and the agreement is automatically renewed every day, so the remaining period will always be 5 years, unless the directors notify the board of directors, the agreement will not be renewed, and the director can only be removed for legitimate reasons;

C. Our shareholders can only take action at a general meeting of shareholders and cannot take action in writing on any matter;

D. Our revised and recapitulated company registration certificate will not provide cumulative voting rights;

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E. The vacancies on our board of directors can only be filled by our board of directors and cannot be filled by shareholders;

F. Our special shareholders meeting can only be convened by the chairman of the board, the chief executive, the president or the majority of the board of directors;

G. Some of the lawsuits against us can only be filed in Delaware;

H. The advance notice procedure applies to shareholders nominating candidates for nomination as directors or matters raised at the annual meeting of shareholders.

These provisions, alone or together, may prevent, delay or block transactions involving changes in company control. These rules may also prevent agents from competing and make it more difficult for shareholders to elect directors of their choice and lead us to take other company actions they want. In some cases, any kind of action may limit our shareholders' chances of getting a share swap. Their common stock premium may also affect the price some investors are willing to pay for our common stock.

In making an investment decision, you should be aware that we and the underwriter have not authorized any other direction to provide you with information about us or this offering.

You should carefully evaluate all the information in this prospectus. We and the underwriters do not authorize any other third party to provide you with information about us or this offering.In the past, we have and may continue to receive high media coverage, including statements that are not directly attributable to our staff and employees, misrepresenting our staff or employee statements or neglecting us, misleading by the information provided by our managers or employees.

We do not intend to pay dividends for the foreseeable future.

We have never announced or paid a cash dividend on our share capital. We currently intend to retain any future earnings to fund our business operations and expansion, and we do not wish to announce or pay any dividends for the foreseeable future. As a result, shareholders must rely on rising prices to sell their common stock as the only way to realize the future earnings of their investments.

If the securities or industry analysts do not publish research on us, our business or market, or publish inaccurate or unfavorable research, or if they adversely change the recommendations regarding our common stock, then the market price and volume of common stock may drop.

The trading market for our common stock will depend in part on the research and reports issued by securities or industry analysts on us, our

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business, our markets or competitors. Analysts' estimates are based on their own opinions and are usually different from our estimates or expectations. If any of the analysts covering us adversely change the advice on common stock, provide more favorable relative advice to competitors, or publish inaccurate or unfavorable research on our business, our securities prices may fall. If few securities analysts start reporting to us, or if one or more of the analysts stop reporting on us or fail to publish a report about us on a regular basis, we may lose our understanding of the financial markets and the demand for our securities may be reduced.

Our reported operating results may be adversely affected by GAAP changes.

GAAP is interpreted by the Financial Accounting Standards Board (FASB), the SEC, and various agencies that aim to promulgate and interpret appropriate accounting principles. Changes in these principles or interpretations may have a material impact on our reported results of operations and may affect the reporting of transactions completed prior to the announcement of the change. It is difficult to predict the impact of future accounting standards or changes in accounting policies that may have a negative impact on our reported operating results.

Changes in the US tax laws and other countries' tax laws may have a material adverse effect on our business, financial condition and results of operations.

We cannot effectively predict the continuation and change of US tax laws, nor can we predict how the changes in US tax laws will affect our tax burden. At the same time, we are facing a tax system in many countries in the global expansion, and these tax system changes may exceed our expectations. However, if changes to the US tax laws or other countries' tax laws are not favorable to us, our tax burden may increase and our business, financial condition and operating results may be adversely affected.

Risk Related to Our Patent

Failure to protect or enforce our intellectual property rights may damage our business, financial condition and operational results.

Our success depends in part on protecting our intellectual property and technology (such as code, information, data, processes and other forms of information, know-how and technology) or intellectual property. We rely on a combination of patents, copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect our intellectual property. However, the measures we take to protect our intellectual property may not be sufficient or effective. Even if we do find infringement, we may need to litigate to exercise our rights. Any enforcement measures we take (including litigation) can be both time consuming and expensive, and can divert management's attention. While we take precautions designed to protect our intellectual property, competitors and other unauthorized third parties may still replicate our technology and use our proprietary information to create or enhance competitive solutions and services. It may adversely affect our position in a fast-growing and highly competitive industry. Certain license terms that prevent unauthorized use, copying, transfer, and disclosure of our technology may not be enforceable under certain jurisdictions and foreign laws. Litigation to protect and enforce our intellectual property rights can be costly, time consuming and distracting the attention of managers and can result in damage or loss of some of our intellectual property. Our efforts to maintain intellectual property rights may encounter defenses and counterclaims that attack the effectiveness and enforceability of our intellectual property. We are unable to protect our proprietary technology against unauthorized copying or use, as well as any expensive litigation or transfer of our management's attention and resources. In addition, we may need to obtain licenses from other technologies from third parties to develop and sell new products or platform features that may not be commercially justified or that are completely incompatible with our

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competitiveness.

Our industry is also trying to steal intellectual property, especially in the area of encrypted asset trading platforms, including foreign actors. We, as well as others in our industry, have been the target of attempting to steal our intellectual property and may be subject to such attempts in the future. Although we have taken steps to protect our property, if we are unable to prevent theft or exploitation of our intellectual property, our investment value may be compromised and our business, financial condition and results of operations may be adversely affected.

Others claim that we infringe on their proprietary technology or other intellectual property rights, which may harm our business.

Companies in the Internet and technology industries are often subject to litigation for allegations of infringement or other infringement of intellectual property rights. In addition, certain companies and rights holders attempt to enforce and monetize patents or other intellectual property that they own, purchase or otherwise obtain. As our public visibility becomes higher and the number of competitors in the market increases, so does the possibility of raising intellectual property claims. Third parties may from time to time claim to infringe on our intellectual property rights. Our competitors and other competitors may have a larger, more mature patent portfolio than we do now and in the future. In addition, future litigation may involve patent holding companies or other unfavourable patent owners without revenue from related products or services, so our own patents may provide little or no deterrence or protection. Many potential litigants, including some of our competitors and patent holding companies, have the ability to invest significant resources to maintain their intellectual property. Any infringement claim filed by a third party, even if it is an unfounded claim, may result in a huge amount of defense costs, may distract our management from our business, and may require us to stop using such intellectual property. In addition, due to the large number of discoveries related to intellectual property litigation, we risk the damage to our confidential information during such litigation. We may ask us to pay huge compensation, royalties or other fees for the claimant’s decision against us.

For any intellectual property claim, we may have to seek permission to continue to discover businesses found to be in violation of such rights, which may not be available on preferential or commercially reasonable terms and may significantly increase our operating expenses. Some licenses may be non-proprietary, so our competitors may be licensed to give us the same technology. If a third party does not provide us with intellectual property licenses on reasonable terms or at all, we may ask us to develop alternative, non-infringing technology, which may take a significant amount of time (we will not be able to continue to provide us during this period), the energy and the cost, and may not succeed in the end. These events may adversely affect our business, financial condition and business performance.

Risk Related to Our Technical System

Defects, errors or vulnerabilities in our applications, back-end systems or other technical systems and applications from third-party technology providers may damage our reputation and brand and adversely affect our business, financial condition and results of operations.

The underlying software for our platform is very complex and may contain undetected errors or vulnerabilities, some of which can only be discovered after the code has been released. We rely heavily on software engineering practices called "continuous deployment," which means that our software code is released frequently, sometimes multiple times a day. This approach increases the risk of errors and vulnerabilities in the

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software code underlying our platform. Third-party software that we integrate into the platform may also have errors or vulnerabilities. Any errors or vulnerabilities found in our code or third-party software after the release may result in negative publicity, user churn, loss of revenue and access, or other performance issues. Such vulnerabilities may also be exploited by malicious actors and lead to data exposure of users on our platform or to data breaches as defined by various laws and regulations. We may need to spend a lot of financial and development resources to analyze, correct, eliminate or resolve errors or defects, or resolve and eliminate vulnerabilities. Failure to resolve any such errors, defects or vulnerabilities in a timely and effective manner may adversely affect our business, financial condition and results of operations and have a negative impact on our reputation or brand.

System failures and consequent disruptions to our website, application, platform or product availability can adversely affect our business, financial condition and operational results.

Our systems or third-party systems we rely on may be disrupted or downgraded by hardware and software defects or failures, distributed denial of service and other cyber attacks, human error, earthquakes, hurricanes, floods, fires, disrupted or downgraded due to natural disasters,  power outages, telecommunications service disruptions, fraud, military or political conflicts, terrorist attacks, computer viruses , ransomware, malware or other events.

Our systems may also be compromised, including the destruction, theft and vandalism of our own employees. Some of our systems are not fully redundant, and our disaster recovery plan may not be sufficient for all situations. Our business interruption insurance may not be sufficient to cover all losses due to service interruptions due to system failures and similar events.

We have experienced and are likely to encounter system failures and other events or conditions from time to time that interrupt availability or reduce or affect the speed or functionality of our products. These future events may result in lost revenue. Long-term disruption or availability of our products, speed or other reduced functionality may adversely affect our business and reputation and may result in churn.

Risk Related to Data Protection

Any changes in laws or regulations relating to privacy, data protection or the protection or transfer of personal data, or any failure to comply with such laws or regulations for actual or perceived reasons, or any other personal data relating to privacy, data protection or protection or transfer may adversely affect our business.

We receive, transmit and store a large amount of personally identifiable information and other data related to the user on the platform. Address privacy, data protection, and the collection, storage, sharing, use, disclosure, and protection of certain types of local, city, state, federal, and international laws and regulations may require us to modify data processing practices and policies and incur a large number of costs and expenses related to compliance.

In addition, as we continue to expand our platform products and user base, we may be subject to other privacy-related laws and regulations. While we strive to comply with applicable laws, regulations, and other obligations related to privacy, data protection, and information security, our practices, products, or platforms may still be inconsistent with the following requirements, not established or alleged to not meet the

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following requirements: laws, regulations or obligations. We are unable or our third party provider or partner fails to comply with applicable laws or regulations or any other obligations related to privacy, data protection or information security, or any compromise or release that results in unauthorized access or use of security, or believes that any of the above types of failures or compromises have occurred may damage our reputation, litigation by government agencies, and private claims and litigation may adversely affect our business, financial condition and business performance. Even if not questioned by law, awareness of privacy issues (whether effective or not) can damage our reputation and brand and adversely affect our business, financial condition and business performance.

Risk Related to Force Majeure

Our business may be adversely affected by natural disasters, public health crises, political crises, economic downturns or other unexpected events.

Major natural disasters, such as earthquakes, fires, hurricanes, tornadoes, floods or major blackouts, can disrupt the operations of our operations, mobile networks, the Internet or our third-party technology providers. In addition, any unforeseen public health crisis, such as epidemics, political crises, such as terrorist attacks, war and other political turmoil, or other catastrophic events, may adversely affect our operations or the economy, both in the United States and abroad. Any natural disaster, terrorist act or other influence on the capabilities of our or third party providers and natural disaster capability can result in reduced demand for our products or delays in providing services that may adversely affect our business, financial condition and business performance. If our disaster recovery plan proves to be insufficient, all of the above risks may increase further.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENT

This prospectus contains forward-looking statements as defined by the federal securities laws that involve significant risks and uncertainties. Forward-looking statements are usually related to future events or our future financial or operating results. In some cases, you may identify forward-looking statements as they contain such things as "may", "will", "should", "expect", "plan", "expect", "may", "intended", "Target", "project", "consider", "believe", "estimate", "forecast", "potential" or "continue" or these words or other similar terms or expressions related to our expectations, strategies, plans Negation or intent. The forward-looking statements contained in this prospectus include the following:

A. Our future financial performance, including our expectations for revenue, revenue costs, operating expenses (including capital expenditures associated with asset-intensive products), the ability to determine reserves, and expectations for achieving and maintaining future profitability;

B. Whether our cash, cash equivalents and investments are sufficient to meet our liquidity needs;

C. In general, our needs for platform or blockchain technology;

D. Our ability to attract and retain blockchain companies and third party service organizations;

E. We develop new products and bring them to market in a timely manner and enhance our platform's capabilities;

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F. Our ability to compete with existing and new competitors in existing and new markets and products;

G. Our impact on current laws and regulations and expectations regarding taxation, privacy and data protection;

H. Our ability to manage and ensure operational and risk related to our blockchain network;

I. Our expectations for emerging markets and our efforts to address these markets, including crypto asset compliance and crypto asset trading platforms;

J. Our ability to develop and protect our brand;

K. Our ability to successfully entered new regions, expanding our business and managing our international expansion capabilities in countries where regulatory restrictions are limited;

L. Our ability to effectively manage growth, maintain and improve corporate culture;

M. Our ability to maintain platform security and availability;

N. Our expectations and management of future growth;

O. Our expectations for relationships with third parties;

P. Our ability to maintain, protect and enhance our intellectual property;

Q. Our ability to successfully acquire and integrate companies and assets;

R. Our expected investment in new and new products and the impact of these investments on our business performance;

S. becoming a listed company will increase the cost;

T. The intended use of the net income we obtained from this offering.

We caution you that the above list may not contain all forward-looking statements in this prospectus.

You should not use forward-looking statements as a predictor of future events. Based on our forward-looking statements in this prospectus, we are based primarily on our current expectations and forecasts of future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The results of the events described in these forward-looking statements are subject to risks, uncertainties and other factors, including those section entitled “Risk Factors” and those described elsewhere in this manual.

In addition, we operate in a highly competitive and rapidly changing environment. New risks and uncertainties arise from time to time and we cannot anticipate all risks and uncertainties that may affect the forward-looking statements in this prospectus. We cannot assure you of the results

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reflected in the forward-looking statements, events and circumstances will materialize or occur, and actual results, events or circumstances may differ materially from those described in the forward-looking statements.

Neither we nor anyone else is responsible for the accuracy or completeness of any forward-looking statements. In addition, the forward-looking statements in this prospectus relate only to events on the date of the statement. Except as required by law, we are under no obligation to update any forward-looking statements in this prospectus to reflect events or circumstances after the date of this prospectus, or to reflect new information or incidents. We may not actually implement the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect any future acquisitions, mergers, or disposals.

In addition, the “we believe” statement and similar statements reflect our beliefs and beliefs about the subject. These statements are based on information we have available from the date of publication of this prospectus, and although we believe that such information constitutes a reasonable basis for such statements, such information may be limited or incomplete and our statements should not be construed as indicates that we have conducted a thorough inquiry or review of all potentially relevant information. These statements are inherently uncertain and investors should be careful not to over-reliance on these statements.

USE OF PROCEEDS

Based on the assumed initial public offering price of US$1.00 per share, and after deducting the underwriting discounts and commissions and the estimated issuance costs we are paying, we estimate that the net proceeds from the sale of the common shares will be approximately US$ 17 million. We will not receive the proceeds from the sale of common stock from the sale of the share capital.

Assuming an initial public offering price of $1.00 per share, for every $0.01 increase (decrease), the net income generated by this offering will increase (decrease) by approximately $170,000, assuming the number of common shares we issue. After subtracting the underwriting discounts and commissions payable by the Company and the estimated issuance costs, the contents of the cover of this prospectus remain unchanged. Similarly, based on the assumed initial public offering price ($1.00), for every increase (decrease) of 1 million shares of common stock, the net income we receive from this offering will increase (decrease) by approximately $850,000. After deducting our underwriting discounts and commissions and the estimated issuance costs, earnings per share remain unchanged.

The main purpose of issuing shares is to increase our capital and financial flexibility and create an open market for our common stock.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Although we currently do not have any major acquisitions or investment agreements or commitments, we may also use part of the net proceeds for acquisitions, investments in businesses, products, products and technologies.

The intended use of the net proceeds from this offering represents our intention to build on our current plans and business conditions. We are unable to determine all the specific uses of this offering or the amount we will actually spend on the above purposes. Therefore, our management will have extensive discretion in using the net proceeds of this offering. The time and amount we actually spend will be based on a number of factors, including cash flow from operations and expected growth in our business. For their use, we intend to invest in various capital preservation investments in the net proceeds from this offering, including short-term and medium-term investments, interest-bearing investments,

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investment-grade securities, government securities and money market funds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate declaring or paying any cash dividends in the foreseeable future. The terms of certain of our outstanding debt instruments restrict our ability to pay dividends or make distributions on our common stock, and we may enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends or make distributions on our capital stock. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors", "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management’s Discussion and Analysis

Our Business

Our mission is to improve the financial structure of cryptocurrency. Let fraud, concealment and destruction leave the cryptocurrency market, so that those real blockchain companies can get more compliant and safer funds to promote the development of industry and technology.

BFFI start a movement in cryptocurrency market. BFFI is completely different from the blockchain enterprises that use the cryptocurrency anonymity to fraud. It is expected to respect and respect the government's legal supervision as its corporate culture core, and to infiltrate this superior spirit into its Business development. BFFI always adheres to compliance operations and provides compliance services and consulting services to blockchain companies through legal services. This is our persistent goal.

Today, our services include a range of compliance services that provide a comprehensive legal compliance program for business professionals everywhere. We believe that under our compliance services, companies can conduct their business in accordance with the relevant laws and regulations of their respective jurisdictions, and at the same time, our customers are more competitive under the premise of compliance.

In the current booming economic market, with the recovery of the cryptocurrency market, we have good reason to believe that the demand for enterprises based on cryptocurrency and blockchain will grow rapidly. This will be very beneficial to us.

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When we were founders at BFFI Group's predecessor, BF-FI (Block-Fund Financial Institution), we experienced the madness and chaos of the cryptocurrency market at the time. At that time, like the Internet bubble of 2000, people believed in the great future and future of this technology, as well as its great breakthrough in functionality, but this trust reached a level of madness. Along with the mad trust, various types of ICO (Initial Coins Offering, through the issue of tokens/coins for financing activities) are frequently fraudulently distributed around the world. A large number of "bad actors" use network effects and high interest temptations to trick users into investing and create user losses and high returns through malicious manipulation of the market.

But this approach is not sustainable and seriously undermines the cryptocurrency market. In January 2018, after the cryptocurrency market reached the peak of the market cap, it entered a bear market.

In the global chaotic cryptocurrency market, many countries have completely banned cryptocurrency financing activities, such as South Korea and China. At the same time, many countries regulate the cryptocurrency market by legislation or by reference to existing legal systems, such as Estonia's introduction of cryptocurrency licnese and US STO (Secures Token Offering). Under the premise of introducing government supervision, industry participants gradually comply with the regulations.

Our revenue sources come mainly from legal advisory services and compliance services. Our compliance business has received considerable response and support, with a significant portion of support coming from the cryptocurrency industry.

Our legal advisory services are managed and serviced directly by our team of founders. We communicate with users to understand the needs of users, analyze the situation of users, investigate the business results of users, and provide reasonable solutions; if users have any doubts about our solutions, we will be based on their own situation and related laws and regulations set forth.

Our compliance services are primarily in compliance with cryptocurrency trading platforms, typically registered as MSB (Money Service Business) in the Treasury's Fincen (Financial Crimes Enforcement Network) or in the form of a cryptographic currency trading license in Estonia. This will be used for transaction compliance in non-securities cryptocurrencies. In addition, anti-money laundering education is also sold by us.

Our Competitive Plan

Competition in the cryptocurrency market has always been fierce. The business of BFFI GROUP INC has always been in the market competition.

We have established our own competitive solutions based on our own strengths and related legal requirements.

We focus on the diversity of services and the stability of our services. BFFI GROUP INC covers a wide range of corporate services from company registration to license and is applicable to all levels of the corporate community. At the same time, we provide multi-country compliance services that are chosen by our customers, which will make it easier to divide our customer base and market according to their price preferences and compliance requirements.

We focus on marketing in the global market. For the user experience and actual business needs, we do not have regionally differentiated pricing. Based on global service and cooperation, we have gained a price advantage to a large extent. This allows us to reach a much larger user base to a large extent.

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We focus on strategic partnerships. BFFI GROUP INC is committed to building a partner ecosystem that is the foundation of our business and ongoing growth. We help our partners to profit with us by maintaining and upgrading our business network.

We focus on sales and marketing efficiency. BFFI GROUP INC has a significant investment in SEO marketing, email marketing and corporate communications. At the same time, we have a certain amount of investment in the corporate advertising market and give our marketing staff a relatively generous sales allowance.

We focus on investing in talent to attract and retain employees, especially operators and technicians, to ensure the effective operation of our business. We use a large technical team to build the company's service platform.

We are concerned about investing in technology. The irreversible and anonymity of blockchain technology plays a very important role. We will invest in the construction of the blockchain technology platform to make the technology better utilized.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

BUSINESS

Our mission

Establish an integrated crypto asset issuance, trading, management, and distribution system.

Overview

BFFI is building a new business in the field of crypto assets. This is a major change in the blockchain industry and the crypto asset market. It is also a shift in crypto assets to truly embrace supervision and pursue compliance. In 2019, we have already begun our business of providing crypto asset compliance for blockchain companies. These legal businesses have provided us with stable support in starting our crypto asset system. Nowadays, we gradually develop based on testing compliance and plan to launch our

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own crypto asset trading platform. By providing crypto currency trading services and ATS for crypto securities transactions, we provide our customers cooperation with an integrated crypto asset issuance, trading, management distribution system in asset compliance management.

Although we have been pursuing the path of decentralization, this kind of decentralization is technical, procedural, based on the right of the public to know, and is based on economic market applications, not anarchism. Open but unregulated power is also out of control. Stable and visual supervision is the key point for the development of the crypto asset market. How to make the blockchain technology better applied to the market and have good supervision and risk control is an important issue.

For crypto assets, we have divided them into crypto securities assets, crypto currency assets, and crypto commodity assets. For crypto securities assets, it means that the holder is no different from the traditional securities of a company, enterprise or other organization or nature, or that it is just another form of securities. For cryptocurrency assets, it represents a general equivalent function generated based on community consensus, it does not rely on the issuance of any company (such as Bitcoin) or based on the way certain companies anchor fiat currency value through the form of issuance reserve and public audit, cryptocurrency equivalent to fiat currencies is issued based on blockchain technology, such as the GUSD of Gemini and the PAX of PAXOS. Its essence is still a general equivalent, and it does not affect its ability to pay and accept. For crypto commodity assets, it is a medium of exchange based on the commodities that some companies sell. It can only be used in the purchase of goods controlled by this company, and its purchase, transfer and sale can only be limited to this company. It does not have any ability to appreciate and has little to do with the company's operating conditions.

But we cannot deny that the development of the crypto asset industry is chaotic. Many of our companies issue securities-type crypto assets under the right to allow reorganization. The financial status of these enterprises cannot be confirmed, the assets cannot be confirmed, the members of the company cannot be confirmed, the company's business cannot be confirmed, and even the existence of the company cannot be confirmed. This will generate a lot of concealment and fraud, and investors will not be able to obtain true, effective and comprehensive company information, and all their investment funds cannot be guaranteed.

In addition, many of our companies build or create their cryptocurrency systems by copying or modifying the form of cryptocurrencies such as Bitcoin, building communities, and selling mining for these cryptocurrencies. The ultimate purpose of mining these cryptocurrencies is to allow the public to conduct these transactions and buy cryptocurrencies in their hands for profit. These companies generally have better mining technology, or have already carried out pre-mining in the publicity process. Because of these conditions, investors generally do not get a return.

And at the same time, whether it is encrypted securities or cryptocurrencies, unregulated and anonymous transactions have huge economic crime risks such as money laundering. And in response to these economic crimes, the judiciary needs greater investigation costs than traditional financial markets, and it is even impossible to detect.

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But at the same time we cannot deny that the crypto asset industry and blockchain technology is a huge change. It has the advantages of being open, immutable, anonymous, decentralized, and global.

Our service includes:

Financial Service

We provide specialized financial license registration services and financial compliance services to entrepreneurs in need, providing compliance suggestions, compliance management and compliance review. We provide professional anti-money laundering review services and qualification reviews for financial companies to meet compliance requirements.

legal service

We provide professional financial legal services to companies, including legal advice and STOs for block chain companies.

Provide high-quality legal services wholeheartedly, safeguard the legitimate rights and interests of clients, and safeguard legal dignity and social justice. Although we pursue interests, but also not only for interests, although we pursue fame, but also not only for fame. It is our pursuit and the motto of all my staff to follow the good example of ancient times and today, act justly and pay attention to the humanistic spirit. Wish to safeguard your greatest interests with our high-quality service.

Exchange service:

We will provide the exchange system for cryto-assets.

We are committed to providing high-quality, efficient and standardized legal services for all sectors of society, safeguarding the correct implementation of national laws, and firmly and faithfully safeguarding the legitimate rights and interests of clients, based on facts, taking law as the criterion, abiding by legal professional ethics and disciplines, practicing independently and diligently according to law. Honesty, excellence, cooperation and responsibility are BFFI GROUP INC's commitment to customers as always.

Honesty is the foundation of human beings. BFFI GROUP INC takes honesty as its foundation and honesty as its code of conduct for providing legal services. Be loyal to the client, be loyal to the accountability, and strive to safeguard the legitimate rights and interests of the client. BFFI GROUP INC regards cooperation as the core component of service brand, always puts customer interests first, actively establishes links with practitioners, professionals, trade associations and government functional organizations in order to expand and extend the scope of legal services, and then provides high-quality, comprehensive legal services for customers.

Why BFFI Wins

First, we are engaged in the legal services of the block chain. It will also receive favorable feedback from the block chain. For example,

Reduction of paperwork

This is another benefit of block chain technology, which is beneficial to the legal profession - but also more widely used in other

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industries. Reducing paperwork is not only good for the industry, but also good for the environment.

In many cases, in the legal world, documents and written information need to be sent from one place to another and then submitted to the courts. Sometimes, this process may take several days, because physical documents need to be transferred many times. However, digitizing this framework can help save time -- and thus provide faster judgment. Other industries, such as shipping and exports, also feel the benefits of this digital drive.

Transparent transactions

When it comes to financial disputes, block chain technology offers considerable benefits to legal professionals. Leaving traces of money is more applicable to block-chain technology. Open distributed accounts ensure that everyone knows where the money flows out and where it flows. When it comes to patents, trademarks, copyrights and other issues related to intellectual property rights, it can also be solved in a timely manner.

Secondly, the rapid growth of block chain enterprises has brought us a huge market. The following is the job demand of the global block chain enterprises in the past three years. Obviously, there is a huge gap in the demand for technical and legal services in this industry.

We divide the companies that recruit talent in the block chain into three categories: old-fashioned technology companies, start-ups, and start-ups that have just acquired venture capital or succeeded in ICO. In terms of the number of job posts issued, the old technology companies may publish dozens of recruitment information at the same time, of which IBM is the typical one. At present, the company has published more than 200 job posts on its leader. Start-ups generally release less job information, and rarely recruit more than 10 jobs at the same time.

Old Brand Technology Company

As mentioned above, IBM is a big recruiter in the block chain among many old technology companies. In terms of the number of job posts released, IBM is absolutely overwhelming. In February, IBM posted 49 job information on Indeed and 221 on its leader, covering IBM offices around the world. It is not difficult to see that IBM is investing a lot of resources in the research and development of block chain technology, and Jupiter Research recently listed it as the technology leader of the block chain industry. Accenture ranks second only to IBM in the Block Chain Company, which recently posted about 180 job information on its leader. In third place was a French technology company called Scalian, which published about 143 pieces of post information on the block chain.

Block Chain Startup Company

According to AngelList's latest job announcements, Coins. pH and Hydrogen are the two companies with the most job announcements among the start-ups in the block chain. Coins.ph is a Philippine-based mobile platform that provides financial services to users. Hydrogen is a financial technology platform dedicated to building financial services applications based on block chain technology. The first company recently released a total of 26 job information, most of which are located in Manila. The

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second company recently released 21 job information, all in New York.

On average, there are only 3 to 4 job information posted on AngelList by each company, and even fewer on Crypto Jobs List, perhaps only 1 to 2. OKEx and NFJ Global Holdings were the two companies that posted the most recruitment information on Crypto Jobs last month. OKEx has released five recruitment messages, with locations in Hong Kong and Beijing, China. NFJ Global Holdings recruits four job information, all of which are technical and trading posts related to encrypted currency, and all of which are located in the United States.

Start-ups that have invested or succeeded in ICO

Coinbase is absolutely the second most successful venture capital startup with over $100 million in 16, 17 and 18 over the past three years. The company received $116 million in venture capital funds in June 2016, followed by another $216 million in October of the same year. Since then, Coinbase has begun its global expansion. In February, the company released 94 new jobs on Blocktribe, more than any other block chain startup on Blocktribe, AngelList, and Blockchainjobz. After Coinbase, Circle Internet Financial, which received $136 million in investment in June 2016, recently posted 39 jobs on Indeed.

In summary, many people also interpret the law as "a remedy for infringement of rights", ignoring the preventive function of the law. In fact, for an enterprise, the preventive function of law is the most important. In fact, there are few real winners in the lawsuit. In reality, many enterprises only consider the demand for lawyer service after meeting legal disputes. Although this kind of remedy can reduce the loss to a certain extent, the waste of manpower and material resources has been formed, and the loss of corporate image and reputation is even less. The method of estimating. We will fill vacancies in legal positions that are not commonly used by enterprises. Make an enterprise's main energy focus on the management, not let too many miscellaneous things will affect the normal development of the enterprise.

DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

Our Directors and Executive Officer

The following table states our directors names, the years that they began serving as directors and when their current term as directors of BFFI GROUP INC.

Name	Position(s) With the Company	Director Since	Age
HongBin Oliver Chan	President, Chief Executive Officer & Director	2019	21
Haoquan Addison Lin	Deputy President, Chief Financial Officer & Director	2019	21
Jieyou Dio Zheng	Directors & Chief Marketing Officer	2019	21

The Business and Educational Background of Our Directors and Executive Officers

Oliver Chan

He is the controller, has a thorough view of the entire market based on the capital angle, and has a high level of understanding of human nature and society. He can well avoid some anti-human unrealistic minefields, make the business more close to the needs of

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the society, and make the service more realistic. At the same time, he is also the team's supervisor, the spiritual pillar of the team, the backbone. He is good at using people and is good at discovering the talents and abilities of company members to discover the best places and maximize the team's ability to cooperate.

Addison Lin

He is a custodian, strict at the same time and has the spirit of researching. Everything starts from reality and has the ability of risk control. It is the coolant in the storm of team thinking and will interrupt some unrealistic thinking of team members. At the same time, he can propose a more realistic solution, is the hesitant terminator, is the master of the best solution in several programs, powerful execution, and does not lose the business belief of faith.

Dio Zheng

He is a pioneer, has his own unique insights and bold ideas for business, full of innovation and artistic cells. His mind is not only a business, but a new era. He has a certain talent and insight into marketing aesthetics, can give the team a dream-level choice, is very inspiring, can do the same for business, and understand the advantages of combining multiple business models.

Directors adheres to the concept of "honest management, continuous improvement, diligence, thrift and sustainable management", and leads the company. In order to change the company's appearance, directors have always been bold in exploring and innovating with a strong sense of competence and mission, so as to make the enterprise a part of the high-speed development of the industry. Starting with the integration of organizational management system, the school-style of excellent performance management has become the enterprise management outline. It is constantly pushing forward and implementing the overall optimization of the enterprise to achieve the goal of leading high quality, so that the company's product research and development speed is in the leading position in the industry.

Combining with the management experience in recent years, we can effectively deal with the increasingly fierce market competition situation, and have accumulated a lot of experience. We should adhere to the principle of "quality management, market management and people-oriented management". In the direction of company management, we should attach great importance to the construction of spiritual civilization, actively train and improve the quality of employees, and be strict with ourselves, so that the company can form a good situation of mutual promotion. In terms of social responsibility, we always emphasize that enterprises should fulfill their civic responsibilities, civic obligations and abide by ethical norms.

The company abides by ethics and has been highly recognized by customers, industry and commerce, taxation, justice, banking and other aspects.

Term of Office

Our officer is appointed and will hold office until removed by the board or any authorized committee thereof or by any superior officer upon whom such power may be conferred by the Board or any authorized committee thereof; provided however, that the removal of the most senior (in authority) officer of the Corporation shall require the affirmative vote of at least a majority of the entire authorized Board. The removal of any officer shall be without prejudice to the contract rights, if any, of such officer.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

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Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, to their executive officers and directors in compliance with federal regulations. As of February 28, 2019, no loan to the executive officer where made.

Committees of the Board of Directors

The company will conduct business through meetings of our board of directors and its committees. The board of directors governance structure for the Company has planned establishment for standing committees, including an Audit Committee, Compensation Committee, and a Corporate Governance. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. Other committees may be established as the board of directors may establish as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Members of the Board of Directors

The company will conduct business through meetings of the board of directors and its committees. The board of directors'governance structure plans to set up auditors, corporate governance and other standing members. There is a written constitution for the operation of each member, which stipulates the composition, duties and operation of the members. According to applicable laws and regulations and corporate governance documents, the board of directors may set up other members as appropriate.

Auditor.

The purpose of the auditors is to assist the board of directors in fulfilling its responsibilities of overall supervision over the integrity of financial statements, compliance with legal and regulatory requirements, qualifications and independence of independent auditors, and internal audit and risk assessment functions. Among other things, the auditors:

- Appoint, evaluate and determine the remuneration of independent auditors;

- To examine and approve the annual audit scope, audit fees and financial statements;

- Review the disclosure control and procedures, internal control, internal audit functions and company policies of financial information;

- Supervise and investigate complaints about financial matters (if any);

- Audit related party transactions as required;

- Audit charter and performance of members are reviewed annually.

Auditors will work closely with management and our independent auditors. Auditors have the right to receive advice and assistance and appropriate funding from external legal, accounting or other advisory offices deemed necessary for the performance of their duties.

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EXECUTIVE COMPENSATION

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies " as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our other most highly compensated executive officers upon occurrence, which will be referred to as our "named executive officers. "

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program following this offering could vary from our historical practices.

Our named executive officers for 2019, which consist of our principal executive officer is:

Hongbin Oliver Chan, President, Chief Executive Officer& Director

Haoquan Addison Lin, Vice President, Chief Financial Officer, Directors & Secretary

Jieyou Dio Zheng, Directors & Chief Marketing Officer

The following table sets forth information regarding the compensation paid, awarded to, or earned for the year 2019 for each of our named executive officers.

Name	Hongbin Oliver Chan	Haoquan Addison Lin	Jieyou Dio Zheng
Title	President, Chief Executive Officer& Director	Vice President, Chief Financial Officer& Directors	Directors & Chief Marketing Officer
Year	2019	2019	2019
Salary ($)	$500K	$300K	$100K
Bonus ($)	$100K	$60K	$20K
Stock Awards ($)	0	0	0
Non-equity Incentive Plan Compensation ($)	0	0	0
Non-Qualified Deferred Earnings ($)	0	0	0
Other Compensation ($)	$50K	$50k	$30K
Total ($)	$650K	$410K	$150k

1. We reimburse our officers and directors for reasonable expenses incurred during their performance and for extraordinary services; however, we do not compensate our directors for attendance at meetings.

2.  All executive shall not receive compensation until sufficient funds have been raised in this offering.

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Name	Hongbin Oliver Chan	Haoquan Addison Lin	Jieyou Dio Zheng
Medical, Dental and Vision Insurance Premiums ($)	20K	20K	10K
Long-Term Disability and Life Insurance Premiums ($)	10K	10K	10K
Accidental Death and Dismemberment Insurance Premiums ($)	10K	10K	10K
Prepaid Transit ($)	10K	10K	0
401(k) Matching ($)	0	0	0
Total All Other Compensation ($)	50K	50K	30K

Employment Agreement.

BFFI GROUP INC. entered into an employment agreement with Oliver Chan and Addison Lin effective as of May 3, 2019, and the agreement with Jieyou Dio Zheng was started on Sep 1st, 2019. The agreement has an initial term of five years and the agreement automatically renews daily so that the remaining term will always be five years, unless a notice is provided to the board by Oliver Chan or Addison Lin that the agreement will not renew. The current base salary for Oliver Chan is $500,000, for Haoquan Addison Lin is 300K and for Jieyou Dio Zheng is 100K, which is deferred until sufficient funds are raised. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs, benefit plans applicable to executive employees and automobile benefits. The executive's employment may not be terminated without the board's approval for cause, in which event the executive would have no right to receive compensation or other benefits for any period after termination unless the company is contractually obligated.

Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event of the executive’s involuntary termination for reasons other than for cause, disability or retirement, or in the event the executive resigns for good reason as defined in the executive’s employment agreement. During the term of the agreement, the executive is entitled to a severance payment as outlined in contractual agreements. Internal Revenue Code Section 409A may require that a portion of the contractual payment obligation not be made until six months after termination of employment. In addition, the executive would become fully vested in any outstanding unvested equity or equity-based awards.

In the event of a change in control of our subsidiaries or BFFI GROUP INC., the executive would be entitled to a severance payment as outlined in contractual agreements. In addition, in the event of the executive's involuntary termination for reasons other than for cause, disability or retirement, or in the event the executive resigns for good reason (as defined in the agreement) in connection with or following a change in control, the executive would become fully vested in any outstanding unvested equity or

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equity-based awards.

In the event of a disability (as defined in the applicable disability insurance policies), the executive shall receive benefits under any short-term or long-term disability plans maintained by BFFI GROUP INC. In the event of a short-term disability, the executive may be obligated pay to BFFI GROUP INC. any amounts he receives as short-term disability payments from the short-term disability insurance policy and BFFI GROUP INC. shall continue to compensate the executive, in the full amount owing to executive, as if executive had not suffered a disability. In the event of a long-term disability, the executive shall pay to BFFI GROUP INC. any amounts he receives as long-term disability payments from the long-term disability insurance policy and BFFI GROUP INC. shall continue to compensate the executive, in the full amount owing to executive, as if executive had no suffered a disability, for a period of thirty (30) days.

Within thirty (30) days of the date of such disability, the executive would be entitled to a payment in the form of a cash lump sum equal to five times the executive's base salary plus an amount equivalent to the bonus received by, and/or determined to be paid to, the executive with respect to the year immediately prior to the year in which such disability occurred. In addition, the executive would become fully vested in any outstanding unvested equity awards.

In the event of the executive's death, the executive's estate will be entitled to a payment, within thirty (30) days of the date of death, in the form of a cash lump sum equal to the amount of earned but unpaid base salary and benefits, five times the executive's base salary and an amount equivalent to the bonus received by, and/or determined to be paid to, the executive with respect to the year immediately prior to the year in which such death occurred. In addition, the executive would become fully vested in any outstanding unvested equity or equity-based awards.

Upon the voluntary termination of the executive's employment without good reason, the executive shall be subject to certain restrictions on his ability solicit employees BFFI GROUP INC. and its subsidiaries for a period of two years following the date of termination of employment.

CERTAIN RELATIONSHIP AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in "Executive Compensation" above, a description of transactions since May 3, 2019, to which we have been a party in which the amount involved exceeded or will exceed $120,000, has been zero occurrences. This includes occurrences in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Policies and Procedures Regarding Related Party Transactions

Under applicable SEC rules, related party transactions are transactions in which we are a participant, the amount involved exceeds

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$120,000 and a related party has or will have a direct or indirect material interest. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party's interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director's independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Bonus Plan for Executive Officers

The Company's Board of Directors has established an annual Bonus Plan for Executive Officers (the “Bonus Plan.”) Under the Bonus Plan, a Committee of the Board of Directors sets performance targets for key employees who are or may become executive officers. Such executives are eligible for a bonus only if they meet the performance standards set in advance by the Committee. Aggregate bonuses may not exceed ten percent of income before taxes and bonuses may not exceed $1 million per employee.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of July 1, 2019 regarding the beneficial ownership of our capital stock, and as adjusted to reflect the completion of this offering:

-each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

-each of our directors;

-each of our named executive officers;

-all of our directors and executive officers as a group; and

-each selling stockholder.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Each person identified in the table below has sole voting and investment power over all of the shares shown opposite such person or organization's name.

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Name	Hongbin Oliver Chan	Haoquan Addison Lin	Jieyou Dio Zheng
Title of class	Common Stock	Common Stock	Common Stock
Number of shares	120,000,000	60,000,000	20,000,000
Percent	60%	30%	10%
Shares to be sold in the offerings	0	0	0
Voting Percentage After Offering	54%	27%	9%

DESCRIPTION OF SECURITIES

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect immediately prior to the completion of this offering. We expect to adopt an amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “DESCRIPTION OF SECURITIES,” you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated investors’ rights agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Immediately following the completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, $0.01 par value per share.

Dividend Rights

The holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for additional information.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Stockholders do not have the ability to cumulate votes for the election of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders

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would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

In connection with this offering, our legal department will opine that the shares of our Class A common stock to be issued in this offering will be fully paid and non-assessable.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation will provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

Amendments to our amended and restated certificate of incorporation will require the approval of two-thirds of the outstanding voting power of our common stock. Our amended and restated bylaws will provide that approval of stockholders holding two-thirds of our outstanding voting power voting as a single class is required for stockholders to amend or adopt any provision of our bylaws.

Form 1-A

Securities Form

As a company in the field of cryptocurrency, we introduce blockchain technology into our corporate securities format and issue tokens as billing methods and securities representatives.

Based on safety and applicability considerations, we used the Ethereum Foundation's Standard Token ERC-20 as a form of securities issuance. The Ethereum Foundation's Standard Token ERC-20 has undergone extensive trading tests and tests, which are fairly stable and compatible, and further eliminate the creation of fake stocks. All transaction records will also be made public at https://etherscan.io/.

Our securities contract address is: 0x479a315bdafda5e7e66c7aeef228477a0535a2ef

Our Securities are used blockchain technology, and its name is BFFI OPTIONS, shorten is BFFI. The ERC-20 standard is the basis of Ethereum system, and the BFFIOPTIONS holders have the same right as the common stockholders. Generally Speaking, the BFFI OPTIONS is same as BFFI common stocks.

Ethereum-based BFFI OPTIONS has the following advantages.

Globalization. It can invest globally, regardless of whether the country has special controls on foreign exchange. Global investors can enter the trading market of BFFI OPTIONS. This is impossible compared to traditional securities.

Widely accepted. It can be invested or used by any user who meets the criteria.

Convenience. It can be used not based on transaction time restrictions.

Record ownership of securities and subsequent transfers

We are already working hard to establish our customer identification system and anti-money laundering review system, which will record any investment and transaction records of our investors and submit information to the anti-money laundering department upon request. At the same time, as the particularity and widespread use of blockchain technology, we are able to further integrate our system on the basis of etherscan to verify each transaction.

SELLING RESTRICTIONS

Other than in the United States, no action has been taken by the company that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose

Form 1-A

possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S.

The following is a summary of the material U.S. federal income tax consequences to certain non-U.S. holders (as defined below) of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder’s particular circumstances or non-U.S. holders that may be subject to special tax rules, including, without limitation:

banks, insurance companies or other financial institutions (except to the extent specifically set forth below), regulated investment companies or real estate investment trusts;

persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

tax-exempt organizations or governmental organizations;

pension plans or tax-exempt retirement plans;

controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

brokers or dealers in securities or currencies;

traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

U.S. expatriates and certain former citizens or long-term residents of the United States;

partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken

Form 1-A

into account in an “applicable financial statement” (as defined in Section 451(b) of the Code);

persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code; or

persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate; additionally you will be required to update such forms and certifications from time to time as required by law. Such effectively connected dividends, although not subject to withholding tax, are includable on your U.S. income tax return and taxed to you at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

•you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and other conditions are met; or

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax

Form 1-A

consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 1-A under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.bf-fi.pro. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheet as at Sep 30th 2019

Statement of Operations for the Quarter report Ended Sep 30th, 2019

Statements of Cash Flows for the Quarter report Ended Sep 30th, 2019

Balance Sheet as at Sep 30th, 2019

BFFI GROUP INC

Form 1-A

Balance Sheet

Sep 30th , 2019 and May 3rd , 2019 (Date of Inception) (Expressed in US Dollars)

	Sep 30th 2019	As Adjusted (1)
ASSETS
Current Assets	3107	17,003,107
Cash (Bank Indebtedness)	3107	17,003,107
Prepaid Expense	0	0
Accounts Receivable (Net)	0	0
Total Current Assets		-
Non-Current Assets	1153	-
Computer Equipment	800	-
Software	353	-
Goodwill	0	-
Technology Platform	0	-
Investment in Associate	0	-
Total Non-Current Assets	1153	1153
Total Assets	4260	17,004,260
Liabilities and Stockholders’ Deficit	4260	17,004,260
Current Liabilities	1360	1360
Accounts payable and accrued liabilities	1360	1360
Management Fees Payable	-	-
Total Current Liabilities	1360	1360
Long Term Liabilities	0	0
Due to Stockholders	-	-
Due to Related Parties	-	-
Convertible Promissory Note	-	-
Convertible Debentures	-	-
Total Long Term Liabilities	0	0
Total Liabilities	1360	1360
Stockholders’ Equity	2900	17,002,900
Common Stock: 200,000,000 shares authorized, $0.01 par value	-	200,000
Additional Pay-in Capital	-	16,800,000
Discount on Issuance of Common Stock	-	-
Accumulated Deficit	2900	2900
Total Stockholders’ Equity	2900	17,004,260
Total Liabilities and Stockholders’ Deficit	4260	17,004,260

Form 1-A

Statement of Operations for the Quarter report Ended Sep 30th, 2019

BFFI GROUP INC

Statement of Operations

Quarter report Ended Sep 30th, 2019

(Expressed in US Dollars)

	Sep 30th 2019	May 3rd, 2019
Revenue		-
Consulting & Monitoring	9578	0
Licensing Fees	0	0
Total Revenue	9578	0
Operating Expense	6471	-
Advertising and Marketing	4140	-
Amortization and Depreciation	-	-
Automobile		-
Consulting Fees	-	-
Interest & Bank Charges	-	-
Internet and Web-hosting	456	-
Investor Relations	-	-
License & Dues	395	-
Management Fees	608	-
Meals & Entertainment	-	-
News Dissemination	-	-
Office and Supplies	857	-
Postage and Courier	15	-
Professional Fees	-	-
Rent and Utilities	-	-
Telephone and Cellular	-	-
Transfer Agent	-	-
Travel	-	-
Total Operating Expense	6471	-
Net Operating Income (Loss)	3107	-
Other Expenses (Gains)	-	-
Loss on Write down of Accounts Receivable	-	-
Loss on Write down of Capital Assets	-	-
Loss on Write down of Investment in Associate	-	-
Loss (Gain) on Write down of Liabilities	-	-

Form 1-A

Total Other Expense	0	-
Net Income (Loss) Before Taxes	3107	-
Income Tax Expense		-
Net Income (Loss) After Tax	3107	-
Net Income (Loss) Per Common Share	0.000016	-
Weighted Average Shares Common Shares Outstanding	-	-

Statements of Cash Flows for the Quarter report Ended Sep 30th, 2019

BFFI GROUP INC

Statements of Cash Flows

Quarter report Ended Sep 30th, 2019

(Expressed in US Dollars)

	Sep 30th 2019	May 3rd, 2019
Operating Activities
Net (Loss) from Continuing Operations	3107	-
Changes in Operating Assets and Liabilities:	-	-
Accounts Receivable	9578	-
Prepaid Expense	-	-
Software	353	-
Goodwill	-	-
Accounts Payable and Accrued Liabilities	-	-
Management Fees Payable	-	-
Changes in Non-cash Working Capital Items	-	-
Amortization and Depreciation	-	-
Net Cash Used in Operating Activities	1256	-
Investing Activities	-	-
Purchase of Computer Equipment	800	-
Purchase of Technology Platform	456	-
Investment in Associate	-	-
Net Cash Used in Investing Activities	-	-
Financing Activities	-	-
Due to Stockholders	-	-
Due to Related Parties	-	-
Convertible Debentures	-	-
Net Proceeds from Issuance of Common Stock	-	-
Net Cash Generated in Financial Activities	-	-

Form 1-A

Increase (Decrease) in Cash	-	-
Cash – Beginning of Period	0	-
Cash – End of Period	3107	-

Signature

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewes, Delaware on July 7, 2019.

(Exact name of issuer as specified in its charter):       BFFI GROUP INC

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By (Signature and Title):                 HONGBIN OLIVER CHAN

                                          President, Chief Executive Officer, Director

Date: Dec 3rd, 2019

                                              HAOQUAN ADDISON LIN

                      Vice President, Chief Financial Officer, Directors & Secretary

Date: Dec 3rd, 2019

Signature of Directors:

By (Signature and Title): HONGBIN OLIVER CHAN

                                                      Director

Date: Dec 3rd, 2019

                                        HAOQUAN ADDISON LIN

                                                    Director

Date: Dec 3rd, 2019

                                        JIEYOU DIO ZHENG

                                                    Director

Date: Dec 3rd, 2019